EXHIBIT B-10(i)




                       CREDIT AGREEMENT


                   Dated as of August 4, 1998


                          By and Among

                        GOLD KIST INC.,

                          as Borrower,

            VARIOUS BANKS AND LENDING INSTITUTIONS,

                          as Lenders,

                              and

                     COOPERATIEVE CENTRALE
                RAIFFEISEN-BOERENLEENBANK B.A.,
             "RABOBANK NEDERLAND", NEW YORK BRANCH

                            As Agent

                       TABLE OF CONTENTS

                                             Page


ARTICLE 1           DEFINITIONS                   1

Section 1.1         Definitions                   1
     Section 1.2.   Accounting Terms              19
     Section 1.3.   Use of Defined Terms          19

ARTICLE 2.          CREDIT FACILITIES             19

Section 2.1.        The Loans                     19

ARTICLE 3.          GENERAL LOAN TERMS            20

Section 3.1.        Notes; Repayment of Principal 20
     Section 3.2.   Amount Limitations            21
     Section 3.3.   Reduction of Commitments      22
     Section 3.4.   Extension of 364-Day Loan
                    Maturity Date; Extension
                    of Revolving
                    Loan Maturity Date            22
     Section 3.5.   Interest Rates                24
     Section 3.6.   Funding Notices               24
     Section 3.7.   Disbursement of Funds         25
     Section 3.8.   Interest                      26
     Section 3.9.   Fees                          27
     Section 3.10.  Voluntary Prepayments of
                    Borrowings                    27
     Section 3.11   Payments, etc.                28
     Section 3.12.  Interest Rate Not
                    Ascertainable, etc.           29
     Section 3.13.  Illegality                    30
     Section 3.14.  Increased Costs               30
     Section 3.15.  Funding Losses                32
     Section 3.16.  Assumptions Concerning
                    Funding of Fixed Rate
                    Advances                      32
     Section 3.17.  Apportionment of Payments     32
     Section 3.18.  Sharing of Payments, etc.     32
     Section 3.19.  Capital Adequacy              33
     Section 3.20.  Use of Proceeds               33


ARTICLE 4. CONDITIONS TO LOAN CLOSING AND
           EXTENSIONS
           OF LOANS                                34

     Section 4.1.   Conditions Precedent to
                    Initial Loans                 34
     Section 4.2.   Conditions to all Loans       36

ARTICLE 5.          REPRESENTATIONS AND
                    WARRANTIES                    37

     Section 5.1.   Organization and Qualification  37
     Section 5.2.   Financial Statements          37
     Section 5.3.   Taxes                         38
     Section 5.4.   Actions Pending               38
     Section 5.5.   Title to Properties           38
     Section 5.6.   Regulation U, Etc.            38
     Section 5.7.   ERISA                         39
     Section 5.8.   Outstanding Debt              39
     Section 5.9.   Conflicting Agreements or
                    Other Matters                 39
     Section 5.10.  Possession of Franchises,
                    Licenses, Etc                 40
     Section 5.11.  Governmental Consent          40
     Section 5.12.  Disclosure                    40
     Section 5.13.  Foreign Assets Control
                    Regulations                   40
     Section 5.14.  Labor Relations               41
     Section 5.15.  Authorization and
                    Enforceability of Agreement   41
     Section 5.16.  Subsidiaries                  41
     Section 5.17.  Insurance Coverage            41
     Section 5.18.  Investments                   41
     Section 5.19.  Intercompany Loans; Dividends  41

ARTICLE 6.          AFFIRMATIVE COVENANTS         42

Section 6.1.        Financial Statements          42
     Section 6.2.   Inspection of Property        43
     Section 6.3.   Insurance                     44
     Section 6.4.   Conduct of Business           44
     Section 6.5.   Corporate Existence;
                    Maintenance of Properties     44
     Section 6.6.   Environmental Laws            44
     Section 6.7.   Taxes                         45
     Section 6.8.   Keeping of Books; Fiscal Year  45
     Section 6.9.   Compliance with Laws and
                    Other Agreements              45
     Section 6.10.  Notice of Default             46
     Section 6.11.  Notice of Litigation          46
     Section 6.12.  ERISA                         46
     Section 6.13.  Use of Proceeds               46
     Section 6.14.  Borrowing Base Certificate/
                    Hedging Position Reports      47
     Section 6.15.  Delivery of Pledge
                    Agreement and ADM Shares      47

ARTICLE 7.          NEGATIVE COVENANTS            47

Section 7.1.        Financial Covenants           47
     Section 7.2.   Limitation on Restricted
                    Payments                      49
     Section 7.3.   Liens                         49
     Section 7.4.   Restrictions on Loans,
                    Advances, Investments, Asset
                    Acquisitions and Contingent
                    Liabilities                   50
     Section 7.5.   Sale of Stock and Debt of
                    Subsidiaries                  52
     Section 7.6.   Merger and Sale of Assets     53
     Section 7.7.   Sale and Lease-Back           53
     Section 7.8.   Sale or Discount of
                    Receivables                   54
     Section 7.9.   Hedging Contracts             54
     Section 7.10.  Issuance of Stock by
                    Subsidiaries                  54
     Section 7.11.  Capital Expenditures          54
     Section 7.12.  Indebtedness for Money
                    Borrowed                      55
     Section 7.13.  Transactions with Affiliates  55
     Section 7.14.  Creation of Subsidiaries      55

ARTICLE 8.          EVENTS OF DEFAULT AND
                    REMEDIES                      56

Section 8.1.        Events of Default             56
     Section 8.2.   Remedies on Default           58

ARTICLE 9.          THE AGENT                     59

Section 9.1.        Appointment and Authorization 59
     Section 9.2.   Nature of Duties of the Agent  60
     Section 9.3.   Lack of Reliance on the Agent 60
     Section 9.4.   Certain Rights of the Agent   60
     Section 9.5.   Liability of the Agent        61
     Section 9.6.   Indemnification               62
     Section 9.7.   The Agent and Affiliates      62
     Section 9.8.   Successor Agent               63

ARTICLE 10.         MISCELLANEOUS                 63

Section 10.1.       Notices                       63
     Section 10.2.  Amendments, Etc.              63
     Section 10.3.  No Waiver; Remedies Cumulative 64
     Section 10.4.  Payment of Expenses, Etc.     64
     Section 10.5   Benefit of Agreement          66
     Section 10.6.  Governing Law; Submission to
                    Jurisdiction,
                    Etc                           68
     Section 10.7.  Independent Nature of the
                    Lenders' Rights               69
     Section 10.8.  Counterparts                  69
     Section 10.9.  Effectiveness; Survival       69
     Section 10.10. Severability                  69
     Section 10.11. Independence of Covenants     69
     Section 10.12. Change in Accounting
          Principles, Fiscal Year or Tax Laws     69
     Section 10.13. Headings Descriptive;
                    Entire Agreement              70
     Section 10.14. Time is of the Essence        70
     Section 10.15. Usury                         70
     Section 10.16. Construction                  70


Exhibits:
     Exhibit A -    Form of Revolving Note
     Exhibit B -    Form of 364-Day Note
     Exhibit C -    Form of Term Note
     Exhibit D -    Form of Notice of Borrowing
     Exhibit E -    Form of Notice of Continuation/Conversion
     Exhibit F -    Form of Special Counsel Opinion
     Exhibit G -    Form of General Counsel Opinion
     Exhibit H -    Form of Assignment and Acceptance
     Exhibit I -    Form of Borrowing Base Certificate
     Exhibit J -    Form of Subsidiary Guaranty
     Exhibit K -    Form of Contribution Agreement
     Exhibit L -    Form of Security Agreement
     Exhibit M -    Form of Pledge Agreement

Schedules:
     Schedule 1.1   -    Subordinated Debt
     Schedule 1.1(a)-    Real Property
     Schedule 5.3   -    Audits
     Schedule 5.4   -    Litigation
     Schedule 5.6   -    Margin Stock
     Schedule 5.8   -    Indebtedness For Money Borrowed
     Schedule 5.9   -    Conflicting Agreements
     Schedule 5.14  -    Labor Relations
     Schedule 5.16  -    Subsidiaries
     Schedule 7.3   -    Liens
     Schedule 7.4   -    Investments


                        CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of August 4, 1998, is made and entered into by and among GOLD KIST INC., a cooperative marketing association organized and existing under the laws of the State of Georgia (the "Borrower"), various banks and other lending institutions as are, or may from time to time become, parties hereto (collectively, the "Lenders" and individually, a "Lender"), and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH ("Rabobank") as Agent for the Lenders.


                      W I T N E S S E T H:


     WHEREAS, at the request of the Borrower, the Lenders have agreed to provide certain credit facilities to the Borrower on the terms and subject to the conditions set forth herein;


     NOW, THEREFORE, in consideration of the sum of $10.00 in hand paid by the Lenders to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                           ARTICLE 1.

                          DEFINITIONS

     Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined herein):

     "ADM Shares" shall mean the 3,161,101 shares of the common stock of Archer-Daniel-Midland Company owned by GK
Finance.

     "Advance" shall mean any principal amount advanced and remaining outstanding at any time by the Lenders under (a) the Revolving Credit Commitment, (b) the 364-Day Line of Credit
Commitment, or (c) the Term Loan Commitment.

     "Affiliate" shall mean, with respect to any Person, a Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Additionally, for purposes of this Agreement, Golden Peanut and Young Pecan shall be considered Affiliates of the Borrower and its Subsidiaries notwithstanding anything else to the contrary contained herein.

     "Agent" shall mean Rabobank, as agent for the Lenders hereunder and under the other Loan Documents, and each successor agent appointed in accordance with Section 9.8 of this Agreement.

     "Agreement" shall mean this Credit Agreement, either as originally executed or as it may be from time to time supple mented, amended, restated, renewed, extended or otherwise modified.

     "Agri Services Purchase Agreement" means the Agreement, dated as of July 23, 1998, pursuant to which the Borrower will sell certain assets of the Borrower to Southern States Cooperative, Inc., and "Agri Services Assets" means the assets subject to the Agreement.

     "Applicable Percentage" shall mean:

      (a) with respect to the Revolving Loans and the facility fee due with respect thereto, on a per annum basis, the percentage designated below under the applicable column heading and corresponding to the ratio of Consolidated Funded
Debt to Total Capital:

Consolidated Funded               Revolving    Facility
Debt to Total Capital               Loans       Fee

Less than 40%                     1.00%           0.25%

Greater than or equal to
40% but less than 50%             1.125%          0.25%

Greater than or equal to
50% but less than 60%             1.20%           0.30%

Greater than or equal to 60%      1.525%          0.35%

      (b) with respect to the 364-Day Loans and the facility fee due with respect thereto, on a per annum basis, the percentage designated below under the applicable column heading and corresponding to the ratio of Consolidated Funded Debt to Total Capital:

Consolidated Funded                364-Day      Facility
Debt to Total Capital              Loans           Fee

Less than 40%                      1.05%        0.20%

Greater than or equal to
40% but less than 50%              1.175%       0.20%

Greater than or equal to
50% but less than 60%              1.25%        0.25%

Greater than or equal to 60%       1.575%       0.30%

      (c) with respect to the Term Loans for all periods prior to December 1, 1998, the rate as agreed to from time to time by the Borrower and the Term Loan Lender ;

provided, however, that if the Term Loans have not been repaid in full on or before November 30, 1998, (i) the Applicable Percentage for the Revolving Loans and the facility fee due with respect thereto and the Applicable Percentage for the 364-Day Loans and the facility fee due with respect thereto shall in each instance be .10% greater than that set forth above, and (ii) the Applicable Percentage for the Term Loans shall be, on a per annum basis, the percentage designated below under the applicable column heading and corresponding to the ratio of Consolidated Funded Debt to Total Capital:

Consolidated Funded
Debt to Total Capital
Less than 40%                           1.75%

Greater than or equal to
40% but less than 50%                   1.875%

Greater than or equal to
50% but less than 60%                   2.00%

Greater than or equal to 60%            2.375%

The Applicable Percentage for the Revolving Loans, the 364-Day Loans and the Term Loans shall be determined quarterly (and the rate determined at that time shall apply until the next quarterly determination) based upon the ratio of Consolidated Funded Debt to Total Capital determined pursuant to the financial statements delivered to the Lenders pursuant to
Section 6.1(a) or Section 6.1(b) hereof, as the case may be, with such Applicable Percentage to be effective with respect to calculations based upon such financial statements as of the first day of the second fiscal quarter immediately following the fiscal quarter for which such financial statements are delivered; provided, however, that (i) with respect to the Revolving Loans, the Applicable Percentage from the Closing Date until November 15, 1998 shall be 1.00% for Revolving Loans, and 0.25% for the facility fee, and (ii) with respect to the 364-Day Loans, the Applicable Percentage from the Closing Date until November 15, 1998 shall be 1.05% for 364-Day Loans, and 0.20% for the facility fee. Notwithstanding the foregoing, in the event that the financial statements required to be delivered pursuant to Section 6.1(a) and
Section 6.1(b), as applicable, and the related compliance certificate required to be delivered in connection therewith, are not delivered when due, then (x) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Percentage increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Percentage during the period from the date upon which such financial statements were required to be delivered until the date upon which they actually are delivered shall be the Applicable Percentage as so increased and (y) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Percentage decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Percentage shall not become applicable until the date upon which the financial statements and certificate are actually delivered.

     "Assignment and Acceptance" shall mean an assignment and acceptance agreement entered into by a Lender and an Eligible Assignee in accordance with the terms and conditions of this Agreement and substantially in the form of Exhibit H attached hereto.

     "Base Rate" shall mean the higher of (a) the Rabobank
Base Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%) per annum.

     "Base Rate Advance" shall mean any Advance hereunder that bears interest based on the Base Rate.

     "Base Rate Borrowing" shall mean any Borrowing hereunder that bears interest based on the Base Rate.

     "Borrowing" shall mean the incurrence by the Borrower under any Facility of Advances of one Type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in part.

     "Borrowing Base" shall mean, as of the last day of any calendar month, an amount equal to the sum of : (i) 80% of all Eligible Receivables as of such date of determination; plus
(ii) 50% of Eligible Inventory as of such date of determination; plus (iii) during any period that the Lenders have a perfected, first priority security interest in the ADM Shares, 80% of the Market Value of ADM Shares as of such date of determination; provided however, that prior to December 1, 1998, the Borrowing Base shall not include any amounts attributable to the Agri Services Assets.

     "Borrowing Base Certificate" shall mean a certificate, duly executed by the chief financial officer, chief accounting officer or treasurer of the Borrower, appropriately completed and substantially in the form of Exhibit I hereto.

     "Business Day" shall mean, (a) with respect to Eurodollar Borrowings, any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted to be closed for domestic and international business, including dealings in Dollar deposits, in London, England, New York, New York, and Atlanta, Georgia and (b) with respect to all other Borrowings and as used in all other contexts, any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted to be closed for business in Atlanta, Georgia or New York, New York.

     "Capital Asset" shall mean fixed assets, both tangible and intangible; provided that Capital Asset shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, and shall not include any good will created on the balance sheet of the Borrower from the purchase of the common stock of Golden Poultry Company, Inc..

     "Capital Expenditures" shall mean amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

     "Capital Lease" shall mean any lease or rental of real or personal property which, under GAAP, is or will be required to be capitalized on the balance sheet of the Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "Closing Date" shall mean the date which this Credit
Agreement is dated.

     "CoBank Loans" shall mean the advances made pursuant to
(i) that certain Master Loan Agreement, dated as of August 1, 1996, between the Borrower and CoBank, ACB, as amended December 23, 1997, (ii) that certain multiple Advance Term Loan Supplement dated September 1, 1997 between the Borrower and CoBank, and (iii) that certain Uncommitted Revolving Credit Supplement dated December 23, 1997 between the Borrower and CoBank.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral Documents" shall mean the Security Agreement, the Pledge Agreement, and the Real Property Mortgages.

     "Commitments" shall mean, at any time for any Lender, such Lender's (a) Revolving Credit Commitment, (b) 364-Day
Line of Credit Commitment, and  (c) Term Loan  Commitment.

     "Consolidated Current Assets" shall mean the current assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Current Liabilities" shall mean the current liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Funded Debt" shall mean (a) Funded Debt of the Borrower and its Subsidiaries, plus (b) the Funded Debt of any other Person which (i) has been guaranteed by the Borrower or any Subsidiary or (ii) is supported by a letter of credit issued for the account of the Borrower or any Subsidiary, all consolidated in accordance with GAAP; provided that Consolidated Funded Debt shall not include any amount outstanding under the Term Loans until December 31, 1998.

     "Consolidated Interest Expense" shall mean, for any period, total interest expense for such period of the Borrower and its Subsidiaries (including without limitation, interest expense attributable to Capital Leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

     "Consolidated Lease Expense" shall mean, for any period, the total rental obligations under operating leases for such period of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Earnings" shall mean consolidated gross revenues of the Borrower and its Subsidiaries before extraordinary items (but after giving effect to the credit resulting from any tax loss carry forwards) less all operating and non-operating expenses of the Borrower and its Subsidiaries including all charges of a proper character (including current and deferred taxes on income and current additions to reserves but excluding equity losses of Golden Peanut and Young Pecan, if any), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any equity of the Borrower or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary or any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of investment in such Subsidiary; all determined in accordance with GAAP.

     "Consolidated Net Worth" shall mean the net worth of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

     "Consolidated Senior Debt" shall mean the sum of (a) Consolidated Funded Debt, plus (b) all outstandings under the 364-Day Line of Credit Commitment (to the extent not already included in Consolidated Funded Debt), less (c) any obligations under the Rabobank Total Return Swap (to the extent included in Consolidated Funded Debt), and less (d) any amounts outstanding under any subordinated certificates issued by the Borrower (to the extent included in Consolidated Funded Debt).

     "Consolidated Tangible Net Worth" shall mean Consolidated Net Worth, less the intangible assets of the Borrower and its Subsidiaries, but including the good will (as reflected on the Borrower's financial statements delivered pursuant to Section
6.1 hereof from time to time but not to exceed $23,900,000) created in connection with the acquisition by the Borrower of the outstanding equity of Golden Poultry Company, Inc. in September, 1997.

     "Consolidated Total Assets" shall mean all assets of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

     "Consolidated Total Capital Assets" shall mean all
Capital Assets of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

     "Current Debt" shall mean any indebtedness for money borrowed (including subordinated loan certificates, bankers acceptances, commodity discount loans, and notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, but excluding the current portion of Funded Debt) payable on demand or within a period of one year from the date of the creation thereof; provided that any obligation shall be treated as Funded Debt, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the company or any Subsidiary shall be deemed to be Funded Debt or Current Debt, as the case may be, of the Borrower or such Subsidiary even though such obligation shall not be assumed by the Borrower or such Subsidiary.

     "Debt" shall mean Funded Debt and Current Debt.

     "Default" shall mean any event that, with notice or lapse of time or both, would constitute an Event of Default.

     "Dollar" and the sign "$" shall mean lawful money of the United States of America.

     "EBIT" shall mean for the Borrower and the Subsidiaries, for any period, an amount equal to (a) the sum for such period of Consolidated Net Earnings plus, to the extent subtracted in determining such Consolidated Net Earnings, provisions for taxes based on income and Consolidated Interest Expense, minus
(b) any items of gain or plus any items of loss, which were included in determining such Consolidated Net Earnings and were (1) not realized in the ordinary course of business or
(2) the result of any sale of assets.

     "EBITDA" shall mean for the Borrower and the Subsidiaries, for any period, an amount equal to the sum of
(a) EBIT for such period, plus (b) depreciation and amortization of assets for such period.

     "Eligible Assignee" shall mean (i) a commercial finance or asset based lending institution having total assets in excess of $1,000,000,000 or any commercial finance or asset based lending Affiliate of any such Person or (ii) any Lender or any Affiliate of any Lender.

     "Eligible Inventory" shall mean the gross amount of the Borrower's inventory (valued at the lower of cost or market and without adjustment for reserves for items of inventory which are accounted for on a last in first out basis) that conforms to the representations and warranties contained herein and in the Security Agreement and which at all times continue to be acceptable to the Required Lenders in the exercise of their reasonable business judgment less any work-in-process, supplies (other than raw materials), live hogs or live chickens, goods not present in the United States of America, goods returned or rejected by the Borrower's customers other than goods that are undamaged and resalable in the normal course of business, goods to be returned to the Borrower's suppliers, goods in transit to third parties (other than the Borrower's agents or warehouses) and less any reserves required by the Required Lenders in their reasonable business judgment for special order goods, market value declines and bill and hold (deferred shipment) or consignment sales.

     "Eligible Receivables" shall mean the gross amount of the Borrower's accounts receivable that conform to the representations and warranties contained herein and in the Security Agreement and at all times continue to be acceptable to the Required Lenders in the exercise of their reasonable business judgment, less, without duplication, the sum of (1) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted or outstanding), (2) the gross amount of any account receivable that: (i) arises from sales to the United States of America or to any agency, department or division thereof unless payment therefor is secured to the Lenders pursuant to compliance with the United States Assignment of Claims Act or is otherwise acceptable to the Lenders, to the extent that such receivable, when aggregated with all similar such receivables that are deemed Eligible Receivables, exceeds in the aggregate $10,000,000 in face amount; (ii) arises from foreign sales other than sales secured by letters of credit (in form and substance satisfactory to the Required Lenders) issued or confirmed by, and payable at, banks having a place of business in the United States of America and payable in United States currency; (iii) remains unpaid more than ninety (90) days from invoice date;
(iv) has a contra account; (v) arises from sales to any Subsidiary, or to any Affiliate; (vi) arises from bill and hold (deferred shipment) sales, or consignment sales; (vii) arises from sales to any customer which is (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts or (D) financially unacceptable to the Required Lenders or has a credit rating unacceptable to the Required Lenders; (viii) arises from sales to any customer if fifty percent (50%) or more of either (A) all outstanding invoices of such customer or (B) the aggregate dollar amount of all outstanding invoices of such customer are unpaid more than ninety (90) days from invoice date; (ix) is evidenced by a promissory note or other instrument, or (x) is deemed ineligible for any other reasons deemed necessary by the Required Lenders in their reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of the Required Lenders, and (3) an amount representing, historically, returns, discounts, claims, credits, and allowances.

     "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including, without limitation, any Hazardous Substances, petroleum, including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substances, petroleum, including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation, (i) the Clean Air Act (42 U.S.C. ' 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. ' 1251 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. ' 6901 et seq.), (iv) the Toxic Substances Control Act (15 U.S.C. ' 2601 et seq.), and (v) the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. ' 9601 et seq.).

     "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any trade or business
(whether incorporated or unincorporated) which is a member of a group described in Section 414(c) of the Code, of which the Borrower is also a member.


     "Escrow Agreement" shall mean the Agreement executed and delivered by the Borrower to the Agent (in its capacity as Collateral Agent for the Lenders and certain other parties) pursuant to which the Agent is authorized and directed to file the Real Property Mortgages in the appropriate real property records upon the happening of certain events as set forth in the Escrow Agreement.

     "Eurodollar Advance" shall mean any Advance hereunder which bears interest based on LIBOR.

     "Eurodollar Borrowing" shall mean any Borrowing hereunder which bears interest based on LIBOR.

     "Event of Default" shall have the meaning set forth in
Article 8.

     "Excess Cash Flow" shall mean, for any period, the sum of net income and depreciation, less Capital Expenditures, less required repayments of Debt paid (other than required repayments of Debt that are refinanced), less cash patronage dividends, less present value cashing and death payments (net of insurance proceeds received).

     "Facility" shall mean the credit facilities established by the Lenders under Article 2 of this Agreement.

     "Federal Funds Rate" shall mean for any period, a fluc tuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

     "Fee Letter" shall mean the fee letter dated July 2, 1998 addressed by Rabobank to the Borrower and accepted and agreed to by the Borrower.

     "Fixed Rate Advance" shall mean any Advance which is a Eurodollar Advance.

     "Funded Debt" shall mean, as to any Person, and include without duplication:

     (a) all Indebtedness for money borrowed, including, without limitation, purchase money mortgages, Capital Leases, any asset securitization programs that are not non-recourse, conditional sales contracts and similar title retention debt instruments (including any current maturities of such indebtedness) payable more than one year from the date of calculation thereof or which is renewable under any revolving or similar agreement, which under GAAP is shown on the balance sheet as a liability (but excluding reserves for deferred income taxes and other reserves to the extent such reserves do not constitute an obligation); and

     (b) Guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business) and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock or dividends of any other Person; and

     (c) obligations under any other contract in connection with any borrowing which, in effect, is substantially equivalent to a guarantee (other than obligations of Young Pecan, Golden Peanut and S.G. Williams); and

     (d) obligations with respect to any redeemable preferred stock which is required or scheduled to be redeemed within one year from the date of calculation; and

     (e) obligations outstanding under the 364-Day Loans and under any other credit facility with a maturity of less than one year, to the extent that such obligations exceed eighty percent (80%) of the Borrower's inventory balance as of the date of such calculation.

Any obligation secured by a Lien on, or payable out of the pro ceeds of production from, property of the Borrower or any Subsidiary shall be deemed to be Funded Debt or Current Debt, as the case may be, of the Borrower or such Subsidiary even though such obligation shall not be assumed by the Borrower or such Subsidiary.

     "GAAP" shall mean generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 issued by the Auditing Standards Board of the American Institute of Certified Public Accountants as well as statements and pronouncements of the Financial Accounting Standards Board that are applicable, in each case as such principles are supplemented and amended from time to time.

     "GC Properties" shall mean GC Properties, a general partnership formed under the laws of the State of Georgia, with the Borrower and Cotton States Insurance Companies acting as the general partners.

     "GK Finance" shall mean GK Finance Corporation, a corporation organized and existing under the laws of the State of Delaware, which is a wholly-owned Subsidiary of the Borrower.

     "Golden Peanut" shall mean Golden Peanut Company, a general partnership formed under the laws of the State of Georgia with the Borrower, Alimenta (USA), Inc., a Florida corporation, and Archer-Daniels-Midland Company, a Delaware corporation, acting as general partners.

     "Guaranty" shall mean any contractual obligation, con tingent or otherwise, of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

     "Hazardous Substances" shall have the meaning assigned to that term in the Comprehensive Environmental Response
Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986.

     "Hedging Contracts" shall mean any forward contracts (whether executed through a broker or directly with the buyer or seller), futures contracts, option contracts, foreign exchange contracts, currency swap agreements, interest rate exchange agreements, interest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements entered into by any Person designed to protect against fluctuations in either foreign exchange rates, interest rates, or commodity prices.

     "Hedging Position Report" shall mean a report, in form and substance as agreed to by the Borrower and the Agent, on the Borrower's Hedging Contracts.

     "Indebtedness" of any Person shall mean, without dupli cation (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and
(v) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP.

     "Indemnitee" has the meaning set forth in Section 10.4 of this Agreement.

     "Interest Period" shall mean, with respect to any Euro dollar Borrowing, a period of 1, 2, 3 or 6 months; provided, that (i) the first day of an Interest Period must be a Business Day, (ii) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, (iii) any Interest Period in respect of a Eurodollar Borrowing which begins on a day for which there is no numerically corresponding day in the calender month at the end of such Interest Period shall expire on the last Business Day of such calender month and (iv) the Borrower may not elect an Interest Period which would extend beyond the Maturity Date which relates to the Commitment under which the Borrower is borrowing.

     "LIBOR" shall mean, with respect to any Interest Period, for any Eurodollar Advances, the rate per annum equal to the sum of the rate obtained by dividing (a) the offered rate for deposits for a period comparable to the Interest Period and in an amount comparable to the Agent's portion of such Eurodollar Advances, appearing on Telerate Page 3750 as of 11:00 A.M. (London, England time) on the day that is two Business Days prior to the first day of the Interest Period by (b) a percentage equal to 1 minus the then stated maximum rate (stated as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D). If the foregoing rate is unavailable from Telerate for any reason, then such rate shall be determined by the Agent from any other interest rate reporting service of recognized standing designated in writing by the Agent to the Borrower and the other Lenders. If two or more rates appear on such Telerate page, then the rate per annum for that Interest Period shall be the arithmetic average of such rates. In any case, such rate shall be rounded, if necessary, to the next higher 1/16 of one percent if the rate is not such a multiple.

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any written agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Loan Documents" shall mean and include, as the context requires, this Agreement, the Notes, the Collateral Documents, the Subsidiary Guaranty, and any and all other instruments, agreements, documents and writings contemplated hereby or executed in connection herewith.

     "Loans" shall mean, collectively, any Loan made by a Lender pursuant to Section 2.1 of this Agreement.

     "Market Value of ADM Shares" shall mean the closing price of Archer-Daniels-Midland Company common stock from time to time as published in the most recent edition of The Wall Street Journal, times the number of shares of common stock of Archer-Daniels-Midland Company in which the Lenders have a perfected, first priority security interest.
 .
     "Material Adverse Effect" shall mean any material adverse change in (i) the business, results of operations, financial condition, assets or prospects of the Borrower and the Subsidiaries, taken as a whole, (ii) the ability of Borrower or the Subsidiaries to perform their obligations under this Agreement, (iii) the validity or enforceability of the Loan Documents, or (iv) the rights or remedies of the Lenders or the Agent under any of the Loan Documents .

     "Maturity Date" shall mean, as the context requires, any or all of (a) the Revolving Loan Maturity Date, (b) the
364-Day Loan Maturity Date, or  (c) the Term Loan Maturity
Date.

     "Money Borrowed" shall mean, as applied to the Indebtedness of a Person,

     (a) Indebtedness for money borrowed including all revolving and term Indebtedness and all other lines of credit; or

     (b) Indebtedness (other than trade debt of such Person incurred in the ordinary course of business), whether or not in any such case the same was for money borrowed:

          (i) represented by notes payable, and drafts accepted, that represent extensions of credit;

          (ii) constituting obligations evidenced by bonds, debentures, notes or similar instruments; or

          (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; or

     (c) all reimbursement obligations under any letters of credit or acceptances; or

     (d)  Indebtedness that is such by virtue of subsection
     (iii) of the definition of Indebtedness, but only to the extent that the obligations guaranteed are obligations that would constitute Indebtedness for Money Borrowed.

     "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in Section 4001 of ERISA).

     "Net Proceeds of Capital Stock" shall mean any proceeds received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock, including without limitation any underwriter's discounts and commissions.

     "Notes" shall mean, collectively, the Revolving Notes, the 364-Day Notes, and the Term Notes, either as originally executed or as any of them may be from time to time supplemented, modified, amended, renewed or extended, and shall not be deemed to include any notes of the Borrower or any Subsidiary issued other than pursuant to this Agreement.

     "Notice of Borrowing" has the meaning set forth in
Section 3.6(a)(i) of this Agreement.

     "Notice of Continuation/Conversion" has the meaning set forth in Section 3.6(b) of this Agreement.

     "Officer's Certificate" shall mean a certificate signed in the name of the Borrower by its President, one of its Vice
Presidents or its Treasurer.

     "Payment Office" shall mean with respect to any payment of principal, interest, fees or other amounts relating to any Loans, the office specified as the "Payment Office" for the Agent and each Lender on the respective signature pages of the Agent and the Lenders, or such other location as to which the Agent or any Lender shall have given written notice to the Borrower.

     "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other entity whatsoever.

     "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA), which is or has been established or maintained, or to which contributions are or have been made, by the Borrower, any Subsidiary, or any ERISA
Affiliate.

     "Pledge Agreement" shall mean that certain pledge agreement, granting a security interest in the ADM Shares to the Lenders, executed and delivered by GK Finance and in the form set forth in Exhibit M.

     "Pro Rata Share" shall mean, with respect to each Commitment of each Lender, each Loan to be made by, and each payment (including, without limitation, any payment of prin cipal, interest or fees) to be made to each Lender with respect to such Loan, the percentage designated as such Lender's Pro Rata Share of such Commitment, such Loan or such payments, as applicable, set forth under the name of such Lender on the respective signature page for such Lender, in each case as such Pro Rata Share may change from time to time as a result of assignments or amendments made pursuant to this Agreement.

     "Prudential Loans" shall mean the advances made to the Borrower pursuant to that certain Note Purchase and Private Shelf Agreement dated February 11, 1997, with The Prudential Insurance Company of America ("Prudential"), those certain Note Agreements dated November 4, 1988 and June 3, 1991 with Prudential, and that certain Note Agreement dated November 4, 1988 with Pruco Life Insurance Company.

     "Rabobank" has the meaning set forth in the preamble of this Agreement.

     "Rabobank Base Rate" shall mean the per annum rate of interest designated from time to time by Rabobank to be its base rate, with any change in the rate of interest resulting from a change in the Rabobank Base Rate to be effective as of the opening of business of Rabobank on the day of such change; provided, however, that the Rabobank Base Rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers and that Rabobank may make loans at a rate of interest at, above or below the Rabobank Base Rate.

     "Rabobank Total Return Swap" shall mean the total return swap involving the ADM Shares as described in that certain letter and term sheet from Rabobank to the Borrower dated
March 3, 1998.

     "Real Property" shall mean those parcels of real property listed on Schedule 1.1(a) hereto.

     "Real Property Mortgages" shall mean those deeds to secure debt, mortgages, deeds of trust and other instruments executed by the Borrower for the purpose of granting to the Lenders a lien on or other security interest in the Real Property.

     "Reportable Event" shall mean an event described in
Section 4043(b) of ERISA with respect to which the 30-day notice requirement has not been waived by the PBGC.

     "Reported Net Income" shall mean, for any period, the Net Income as reflected on the financial statements delivered pursuant to Section 6.1 hereof.

     "Required Lenders" shall mean, at any time, any Lender or group of Lenders holding at least 66 2/3% of the sum of the Commitments, whether or not advanced.

     "Restricted Payments" has the meaning set forth in
Section 7.2 of this Agreement.

     "Revolving Credit Commitment" shall mean, at any time for any Lender, the amount set forth opposite such Lender's name on the signature pages hereof under the heading "Revolving Credit Commitment", as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 3.3 of this Agreement, any assignment thereof pursuant to Section 10.5 of this Agreement or any amendment thereof pursuant to Section 10.2 of this Agreement.

     "Revolving Loan Maturity Date" shall mean August 3, 2001, or such later date as provided for in Section 3.4(a) of this Agreement.

     "Revolving Loans" shall mean, collectively, the revolving credit loans made to the Borrower by the Lenders pursuant to
Section 2.1(a) of this Agreement.

     "Revolving Notes" shall mean, collectively, the promissory notes evidencing the Revolving Loans in substantially the form of Exhibit A attached hereto, each dated and delivered on the Closing Date.

     "Security Agreement" shall mean the security agreement substantially in the form of Exhibit L attached hereto.

     "Shareholders' Equity" shall mean, with respect to any Person as at any date of determination, shareholders' equity of such Person determined on a consolidated basis in conformity with GAAP.

     "Subordinated Debt" shall mean all Indebtedness for money borrowed wherein the principal and premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other Indebtedness of the Borrower for money borrowed except other Subordinated Debt including, but not limited to, the Subordinated Capital Certificates of Interest, Subordinated Loan Certificates, Subordinated Large Denomination Loan Certificates, and 5% Cumulative Preferred Capital Certificates of Interest, issued by the Borrower, an example of whose subordination provisions is annexed hereto as Schedule 1.1.

     "Subsidiary", of any Person, shall mean any other Person at least a majority of the Voting Stock of which shall, at the time as of which any determination is being made, be owned by the Borrower either directly or through Subsidiaries.

     "Subsidiary Guaranty" shall mean the Subsidiary Guaranty, substantially in the form of Exhibit J.

     "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

     "Term Loans" shall mean, collectively, the loans made to the Borrower by the Lenders pursuant to Section 2.1(c) of this Agreement.

     "Term Loan Commitment" shall mean, for any Lender, the amount set forth opposite such Lender's name on the signature pages hereto under the heading "Term Loan Commitment, as the same may be increased or decreased from time to time as a result of any assignment thereof pursuant to Section 10.5 of this Agreement or any amendment thereof pursuant to Section
10.2 of this Agreement."

     "Term Loan Lender" shall have the meaning given the term in Section 2.1(c) hereof.

     "Term Loan Maturity Date" shall mean August 3, 2001.

     "Term Notes" shall mean, collectively, the promissory notes evidencing the Term Loans in substantially the form of Exhibit C attached hereto, each dated and delivered on the Closing Date.

     "364-Day Line of Credit Commitment" shall mean, at any time for any Lender, the amount set forth opposite such Lender's name on the signature pages hereof under the heading "364-Day Line of Credit Commitment", as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 3.3 of this Agreement, any assignment thereof pursuant to Section 10.5 of this Agreement or any amendment thereof pursuant to Section 10.2 of this Agreement.

     "364-Day Loan Maturity Date" shall mean August 3, 1999, or such later date as provided for in Section 3.4(b) of this Agreement.

     "364-Day Loans" shall mean, collectively, the revolving credit loans made to the Borrower by the Lenders pursuant to
Section 2.1(b) of this Agreement.

     "364-Day Notes" shall mean, collectively, the promissory notes evidencing the 364-Day Loans in substantially the form of Exhibit B attached hereto, each dated and delivered on the Closing Date.

     "Total Capital" shall mean the sum of Funded Debt and Shareholders' Equity.

     "Type" shall mean, with respect to a Borrowing, a Borrowing consisting of Base Rate Advances or Eurodollar
Advances.

     "Voting Stock" shall mean, with respect to any Person, any shares of stock or other form of ownership interest of such Person having general voting power under ordinary circumstances to elect a majority of the Board of Directors of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly owned by the Borrower or by a Wholly Owned Subsidiary of the Borrower.

     "Young Pecan" shall mean Young Pecan Company, a general partnership formed under the laws of the State of South
Carolina with GK Pecans, Inc. and Y Pecans, Inc., a South
Carolina corporation, as general partners.

     Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall have the meanings generally attributed to them under GAAP applied on a basis consistent with the financial statements identified in Section
5.2 and the income and expense statements, the balance sheet and the statements of income and cash flow furnished to the Agent pursuant to Section 6.1.

     Section 1.3. Use of Defined Terms. All defined terms used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by "any" shall be taken to indicate any number of the members of the relevant class.

                           ARTICLE 2.

                       CREDIT FACILITIES

     Section 2.1.   The Loans.

     (a) Revolving Credit Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally establishes in favor of the Borrower from the period beginning on the Closing Date up to but excluding the Revolving Loan Maturity Date, its Revolving Credit Commitment. Each Lender, subject to and upon the terms and conditions set forth herein, from time to time, agrees to make to the Borrower Revolving Loans in an aggregate amount outstanding at any time not to exceed such Lender's Revolving Credit Commitment. Subject to the terms and conditions contained in this Agreement, the Borrower shall be entitled to borrow, repay and reborrow Revolving Loans; provided, however, that the Borrower may neither borrow nor reborrow should there exist a Default or an Event of Default. Additionally, each Revolving Loan shall be in an aggregate amount of $1,000,000 or integral multiples of $100,000 in excess thereof.

     (b) 364-Day Line of Credit Commitment. Subject to and upon the terms and conditions herein set forth, each Lender severally establishes in favor of the Borrower from the period beginning on the Closing Date up to but excluding the 364-Day Loan Maturity Date, its 364-Day Line of Credit Commitment. Each Lender, subject to and upon the terms and conditions set forth herein, from time to time, agrees to make to the Borrower 364-Day Loans in an aggregate amount outstanding at any time not to exceed such Lender's 364-Day Line of Credit Commitment, less any Bid Rate Loans outstanding from such
Lender.   Subject to the terms and conditions contained in
this Agreement, the Borrower shall be entitled to borrow, repay and reborrow 364-Day Loans; provided, however, that the Borrower may neither borrow nor reborrow should there exist a Default or an Event of Default. Additionally, each 364-Day Loan shall be in an aggregate amount of $1,000,000 or integral multiples of $100,000 in excess thereof.

     (c) Term Loan Commitment. Subject to and upon the terms and conditions herein set forth, each Lender with a Term Loan Commitment ( each a "Term Loan Lender") severally establishes in favor of the Borrower its Term Loan Commitment. Each Term Loan Lender, subject to and upon the terms and conditions set forth herein, agrees to lend to the Borrower on the Closing Date a Term Loan in an aggregate amount each to such Term Loan Lender's Term Loan Commitment. The Term Loan shall be funded in a single drawing. Amounts borrowed under this Section 2.1(c) and repaid may not be reborrowed, except solely to the extent the Term Loan is refunded from time to time as a Base Rate Borrowing or a Eurodollar Borrowing.


                           ARTICLE 3.

                       GENERAL LOAN TERMS

     Section 3.1.   Notes; Repayment of Principal.

     (a) The Borrower's obligations to pay the principal of, and interest on, the Loans to each Lender shall be evidenced by the records of the Agent and such Lender and by Notes payable to such Lender.

     (b) All outstanding principal amounts under the Revolving Loans, the 364-Day Loans, and the Term Loans shall be due and payable in full on the earlier of (i) the applicable Maturity Date or (ii) the date the Loans are ac celerated in accordance with the terms and conditions of Ar ticle 8 of this Agreement.

     (c) The Borrower shall repay the Term Loans in 3 annual principal installments, as follows:

     June 30, 1999                   $10,000,000
     June 30, 2000                   $15,000,000
     Term Loan Maturity Date         $225,000,000 (or such
principal amount as may
then be unpaid).

     (d) In the event the Agri Services Purchase Agreement is consummated on or before November 30, 1998, (or on or before such later date as may be designated by the Term Loan Lenders in their sole discretion, but in no event later than December 31, 1998), the Borrower shall prepay the Term Loans in full on the date of such closing.

     (e) The Borrower also shall make mandatory prepayments to the Term Loan Lenders annually in an amount equal to 100% of the Excess Cash Flow for the preceding fiscal year. Each such prepayment shall be payable on the date which is 120 days after the end of each fiscal year, beginning on October 30, 1999, and shall be calculated based on the financial statements delivered pursuant to Section 6.1(b) hereof.

     (f) The Borrower shall make additional mandatory prepayments to the Lenders in amounts equal to (i) 100% of the net proceeds from any sale or other disposition, or series of related sales or dispositions, by the Borrower of any assets where the net proceeds exceed $1,000,000, other than
(x) the sale of assets contemplated by the Agri Services Purchase Agreement, if such sale is consummated on or before November 30, 1998, (or on or before such later date as may be designated by the Term Loan Lenders as provided in clause (d) above) and (y) the sale of inventory in the ordinary course of business, and (ii) 100% of the net proceeds of any offering by the Borrower of equity or subordinated debt (other than an offering which increases the outstandings under the Borrower's existing subordinated loan certificates or the subordinated capital certificates).

     (g) The mandatory prepayments required by subsection (f) above shall be applied (i) if such prepayment is made prior to December 1, 1998, first to the outstanding Revolving Loans and then to the outstanding 364-Day Loans, and (ii) if such prepayment is made on or after December 1, 1998, first pro rata (based on outstanding principal) to the Term Loans and the Revolving Loans and then to the outstanding 364-Day Loans. Any mandatory prepayment of the Term Loans shall be applied to the principal installments in inverse order of their maturity. Notwithstanding the foregoing, if the Borrower sells or otherwise disposes of assets which are included in the Borrowing Base, the Borrower may apply such of the net proceeds of such sale or disposition as may be necessary to the repayment of the Revolving Loans or the 364-Day Loans so that the aggregate amount outstanding under such Loans does not exceed the Borrowing Base.

     (h) If at any time: (A) the aggregate principal amount of Revolving Loans, and 364-Day Loans, outstanding exceeds (B) the Borrowing Base in effect at such time, then the Borrower shall immediately pay to the Agent for the respective accounts of the Lenders the amount of such excess. Such payment shall be applied to pay first, all amounts of interest and principal outstanding on the Revolving Loans, and second all amounts due and owing on the 364-Day Loans. In the event the Borrower is required to pay any outstanding Eurodollar Borrowings by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall indemnify each Lender against the losses, costs and expenses described in
Section 3.16 incurred by such Lender.

     Section 3.2. Amount Limitations. Notwithstanding any other term of this Agreement or any other Loan Document to the contrary, at no time may:

     (a) the aggregate amount of all outstanding Revolving Loans advanced under the Revolving Credit Commitments exceed the aggregate amount of the Revolving Credit Commitments; or
     (b) the aggregate amount of all outstanding 364-Day Loans advanced under the 364-Day Line of Credit Commitments exceed the aggregate amount of the 364-Day Line of Credit Commitments; or

     (c) the aggregate amount of all outstanding Revolving Loans advanced under the Revolving Credit Commitments, plus the aggregate amount of all outstanding 364-Day Loans advanced under the 364-Day Line of Credit Commitments, exceed the Borrowing Base in effect at such time. If such aggregate outstanding amount does exceed the Borrowing Base, the Borrower shall immediately repay the Revolving Loans and 364-Day Loans by an aggregate amount equal to such excess, together with all accrued but unpaid interest on such excess amount and any amounts due under Section 3.16 of this Agreement.

     Section 3.3.   Reduction of Commitments.

     (a) Upon at least three Business Days' prior written notice to the Agent, the Borrower shall have the right, without premium or penalty, to terminate the Revolving Credit Commitments or the 364-Day Line of Credit Commitments, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce the applicable Commitments of each of the Lenders, (ii) any partial ter mination pursuant to this Section 3.3 shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (iii) no such reduction shall be permitted without payment of all costs required to be paid hereunder with respect to a prepayment.

     (b) Any mandatory prepayment of the Revolving Loans or the 364-Day Loans required by Section 3.1(e) or (f) shall be accompanied by a permanent reduction of the Revolving Credit Commitments or the 364-Day Line of Credit Commitments in the amount of such prepayment, with such reduction applying to proportionately reduce the applicable Commitments of each of the Lenders.

     (c) If the aggregate outstanding amount of the Revolving Loans exceeds the amount of the Revolving Credit Commitments as so reduced, or if the aggregate outstanding amount of the 364-Day Loans exceeds the amount of the 364-Day Line of Credit Commitments as so reduced, the Borrower shall immediately repay the applicable Loans by an amount equal to such excess, together with all accrued but unpaid interest on such excess amount and any amounts due under Section 3.16 of this Agreement.

     Section 3.4. Extension of 364-Day Loan Maturity Date; Extension of Revolving Loan Maturity Date. (a) At any time prior to the date which is 75 days before any anniversary of the Closing Date but not earlier than the day which is 105 days before such date, the Borrower may request that the Lenders extend the 364-Day Loan Maturity Date for an additional 364 days by giving written notice to the Agent. Within three Business Days from the Agent's receipt of such notice from the Borrower, the Agent shall notify each Lender of the requested extension. Within 45 days after receipt of notice from the Agent, each Lender shall notify the Agent of its decision with respect to such extension (which decision is at the option of the Lenders in their sole and absolute discretion); provided that any failure by a Lender to give such notice shall be deemed to constitute an election by such Lender not to extend the 364-Day Loan Maturity Date. Not less than 30 days prior to the applicable anniversary of the Closing Date, the Agent shall notify the Borrower of the decision of the Lenders with respect to such extension. If all of the Lenders agree to an extension then the 364-Day Loan Maturity Date shall be extended by an additional 364 days. If fewer than all Lenders elect to extend the 364-Day Loan Maturity Date, but Lenders holding at least 75% of the 364-Day Line of Credit Commitments elect to extend the 364-Day Loan Maturity Date, then the 364-Day Loan Maturity Date shall be extended by an additional 364 days with respect to the 364-Day Line of Credit Commitments held by the Lenders electing to extend. If Lenders holding less than 75% of the 364-Day Line of Credit Commitments elect to extend the 364-Day Loan Maturity Date, the 364-Day Loan Maturity Date shall not be extended and the 364-Day Line of Credit Commitments shall expire on the 364-Day Loan Maturity Date. Notwithstanding anything to the contrary contained in the foregoing part of this Section 3.4(a), the Lenders shall have no obligation to extend the 364-Day Loan Maturity Date and may extend the 364-Day Loan Maturity Date on such terms and conditions as the Lenders shall, in their sole and absolute discretion, determine.

                (b) At any time prior to the date which is 75 days before any anniversary of the Closing Date but not earlier than the day which is 105 days before such date, the Borrower may request that the Lenders extend the Revolving Loan Maturity Date for an additional one year by giving written notice to the Agent. Within three Business Days from the Agent's receipt of such notice from the Borrower, the Agent shall notify each Lender of the requested extension. Within 45 days after receipt of notice from the Agent, each Lender shall notify the Agent of its decision with respect to such extension (which decision is at the option of the Lenders in their sole and absolute discretion); provided that any failure by a Lender to give such notice shall be deemed to constitute an election by such Lender not to extend the Revolving Loan Maturity Date. Not less than 30 days prior to the applicable anniversary of the Closing Date, the Agent shall notify the Borrower of the decision of the Lenders with respect to such extension. If all of the Lenders agree to an extension then the Revolving Loan Maturity Date shall be extended by an additional one year. If fewer than all Lenders elect to extend the Revolving Loan Maturity Date, but Lenders holding at least 75% of the Revolving Credit Commitments elect to extend the Revolving Loan Maturity Date, then the Revolving Loan Maturity Date shall be extended by an additional one year with respect to the Revolving Credit Commitments held by the Lenders electing to extend. If Lenders holding less than 75% of the Revolving Credit Commitments elect to extend the Revolving Loan Maturity Date, the Revolving Loan Maturity Date shall not be extended and the Revolving Credit Commitments shall expire on the Revolving Loan Maturity Date. Notwithstanding anything to the contrary contained in the foregoing part of this Section 3.4(b), the Lenders shall have no obligation to extend the Revolving Loan Maturity Date and may extend the Revolving Loan Maturity Date on such terms and conditions as the Lenders shall, in their sole and absolute discretion, determine.

     Section 3.5.   Interest Rates.     Each Revolving Loan,
364-Day Loan, and, as to any amounts outstanding after November 30, 1998, Term Loan shall, at the option of the Borrower, be made or continued as, or converted into, part of one or more Borrowings that shall consist entirely of Base Rate Advances or Eurodollar Advances.

     Section 3.6.   Funding Notices.

     (a) Whenever the Borrower desires to make a Base Rate Borrowing or a Eurodollar Borrowing (other than one resulting from a continuation or conversion pursuant to Section 3.6(b)), it shall give the Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing (a "Notice of Borrowing"), such Notice of Borrowing to be given prior to 11:00 A.M. (Atlanta, Georgia time) (x) on the Business Day of the requested date of such Borrowing in the case of Base Rate Advances, and (y) two Business Days prior to the requested date of such Borrowing in the case of Eurodollar Advances. Notices received after 11:00 A.M. (Atlanta, Georgia time) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable, shall be substantially in the form of Exhibit D attached to this Agreement, and shall specify (A) the aggregate principal amount of the Borrowing, (B) the date of Borrowing (which shall be a Business Day), (C) whether the Borrowing is to consist of Base Rate Advances or Eurodollar Advances and, in the case of Eurodollar Advances, the Interest Period to be applicable thereto, and (D) whether the Borrowing is to be advanced under the Revolving Loan Commitment or the 364-Day Loan Commitment (or a combination thereof).

     (b) At the end of an Interest Period, if the Borrower desires to continue outstanding a Borrowing consisting of Eurodollar Advances for a new Interest Period, it shall give the Agent at least two Business Days' prior written notice of each such Borrowing to be continued as Eurodollar Advances. Such notice (a "Notice of Continuation/Conversion") shall be given to the Agent prior to 11:00 A.M. (Atlanta, Georgia time) on the date specified. Each such Notice of Continuation/Conversion shall be irrevocable, shall be in the form of Exhibit E attached to this Agreement, and shall specify (i) the aggregate principal amount of the Advances to be continued or converted, (ii) the date of such continuation or conversion, (iii) the specific Advances to be continued or converted, and (iv) the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Borrowing, the Borrower shall have failed to deliver a Notice of Continuation/Conversion (or a Notice of Continuation/Conversion was incomplete), then the Borrower shall be deemed to have elected to convert such Borrowing to a Borrowing consisting of Base Rate Advances. So long as any Default or Event of Default shall have occurred and be continuing, no Borrowing may be continued as or converted to (upon expiration of the current Interest Period) Eurodollar Ad vances unless the Agent and each of the Lenders shall have otherwise consented in writing. If the Borrower has complied with the terms of this subsection (b) then the Advances identified in the Notice of Continuation/Conversion shall be continued or converted at the applicable interest rate based on LIBOR for the relevant Interest Period.

     (c) The Borrower may at any time convert a Base Rate Borrowing under the Revolving Notes, the 364-Day Notes, or, as to any amounts outstanding after November 30, 1998, the Term Notes, to a Eurodollar Borrowing; provided, however, that the Borrower shall give the Agent a Notice of Continuation/Conversion two Business Days prior to such a conversion. In each case such Notice of Continuation/Conversion shall specify the Interest Period selected by the Borrower for such Borrowing and the specific Advances to be converted.

     (d) Without in any way limiting the Borrower's obliga tion to confirm in writing any telephonic notice, the Agent and the Lenders may act without liability upon the basis of telephonic notice believed by the Agent or the Lender in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Agent's and the Lender's record of the terms of such telephonic notice.

     (e) The Agent shall promptly give each Lender notice by telephone (confirmed in writing) or by telecopy or facsimile transmission of the matters covered by the notices given to the Agent pursuant to this Section 3.6.

     (f)  There shall not be at any one time more than eight
(8) Eurodollar Advances with different Interest Periods outstanding under each of (i) the Revolving Credit Commitment, or (ii) the 364-Day Line of Credit Commitment, or (iii) the
Term Commitment.

     Section 3.7.   Disbursement of Funds.

     (a) With respect to any Loan, no later than 1:00 P.M. (Atlanta, Georgia time) on the date of each Borrowing pursuant to the Commitments (other than one resulting from a continuation or conversion pursuant to Section 3.6(b) or (c)), each Lender will make available its Pro Rata Share of the amount of such Borrowing in immediately available funds at the Payment Office of the Agent. The Agent will make available to the Borrower the aggregate of the amounts (if any) so made available by the Lenders to the Agent in a timely manner by crediting such amounts to the Borrower's demand deposit ac count maintained with the Agent or at the Borrower's option, by effecting a wire transfer of such amounts to the Borrower's account specified by the Borrower, by the close of business on such Business Day. In the event that the Lenders do not make such amounts available to the Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to the Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business
Day).

     (b) Unless the Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Agent such Lender's Pro Rata Share of the Borrowing to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date and the Agent may make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on the date of such Borrowing, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent together with interest at the rate specified for the Borrowing which includes such amount paid and any amounts due under Section 3.16 hereof. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

     (c) All Base Rate Borrowings and all Eurodollar Borrowings under the Commitments shall be loaned by the Lenders on the basis of their Pro Rata Share of the relevant Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fund its Commitment hereunder.

     Section 3.8.   Interest.

     (a) The Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum (on the basis of a 360-day year) equal to the applicable rates indicated below:

         (i) For Base Rate Advances--The Base Rate in effect from time to time; and

        (ii)   For Eurodollar Advances--LIBOR plus the
     Applicable Percentage during the applicable Interest
     Period.

     (b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of any Loans and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue:

         (i)   in the case of overdue principal and
     interest with respect to all Loans outstanding as Fixed Rate Advances, at the rate otherwise applicable for the then-current Interest Period plus an additional two percent (2.0%) per annum;
     thereafter at the rate in effect for Base Rate
     Advances plus an additional two percent (2.0%) per annum; and

        (ii)   in the case of overdue principal and
     interest with respect to all other Loans outstanding as Base Rate Advances, and all other obligations hereunder, at a rate equal to the applicable Base
     Rate plus an additional two percent (2.0%) per annum;

provided that no Loan shall bear interest after maturity
(whether by non-payment at scheduled due date, acceleration, notice of prepayment or otherwise) at a rate per annum less than two percent (2.0%) per annum in excess of the rate of interest applicable thereto at maturity.

     (c) Interest on each Loan shall accrue from and including the date of such Loan to but excluding the date of any repayment thereof; provided that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Interest on all outstanding Base Rate
Advances shall be payable quarterly in arrears on the last calendar day of each calendar quarter in each year.
Interest on all outstanding Eurodollar Advances shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Interest
Period in excess of three months, on each day which occurs every 3 months after the initial date of such Interest Period. Interest on all Loans shall be payable on any conversion of any Advances comprising such Loans into Advances of another type, prepayment (on the amount prepaid), at maturity (whether by acceleration, notice of prepayment or otherwise) and, after maturity, on demand.

     (d) The Agent, upon determining LIBOR for any Interest Period, shall promptly notify the Borrower and the other Lenders. Any such determination shall, absent manifest error, be final, conclusive and binding for all purposes.

     Section 3.9.   Fees.

     (a) The Borrower shall pay the Agent, for the account of and for distribution of the respective Pro
Rata Share to each Lender, a facility fee as follows:

          (i)  with respect to the Revolving Credit
     Commitment, an amount equal to the Applicable
     Percentage multiplied by the Revolving Credit
     Commitment; and

          (ii) with respect to the 364-Day Line of Credit
     Commitment, an amount equal to the Applicable
     Percentage multiplied by the 364-Day Line of Credit
     Commitment.

     (b)  All fees described in this Agreement,
including, without limitation, the fees described in this
Section 3.9(a), shall be payable in arrears on the last day of each fiscal quarter.

     Section 3.10.  Voluntary Prepayments of Borrowings.

     (a) The Borrower may, at its option, prepay Borrow ings in whole or in part, in amounts aggregating
$1,000,000 or any greater amount in integral multiples of $100,000. Those Borrowings may be prepaid by paying the principal amount to be prepaid, together with interest accrued and unpaid thereon to the date of prepayment, and all compensation payments pursuant to Section 3.16 if such prepayment is made on a date other than the last day of an Interest Period applicable thereto. Each such optional prepayment shall be applied in accordance with
Section 3.10(c) below.

     (b) The Borrower shall give written notice to the Agent of any intended prepayment of the Loans (i) not less than one Business Day prior to any prepayment of Base Rate Advances, and (ii) not less than three Business
Days prior to any prepayment of Eurodollar Advances.
Such notice, once given, shall be irrevocable. Upon receipt of such notice of prepayment pursuant to the first sentence of this paragraph (b), the Agent shall promptly notify each Lender of the contents of such notice and of such Lender's share of such prepayment.

     (c)  The Borrower, when providing notice of
prepayment pursuant to Section 3.10(b) shall designate the specific Borrowing or Borrowings which are to be prepaid, provided that (i) if any prepayment of Fixed
Rate Advances made pursuant to a single Borrowing of the Revolving Loans or 364-Day Loans shall reduce the outstanding Advances made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall immediately be converted into Base Rate Advances; and
(ii) each prepayment made pursuant to a single Borrowing shall be applied pro rata among the Loans comprising such Borrowing. All voluntary prepayments shall be applied to the payment of any unpaid interest and other charges or fees before application to principal.

     Section 3.11.  Payments, etc.

     (a) Except as otherwise specifically provided herein, all payments under this Agreement and the other
Loan Documents shall be made without defense, set-off or counterclaim to the Agent, not later than 1:00 P.M.
(Atlanta, Georgia time) on the date when due and shall be made in Dollars in immediately available funds at the Agent's Payment Office.

     (b) (i) All such payments shall be made free and clear of and without deduction or withholding for any Taxes in respect of this Agreement, the Notes or other
Loan Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder
(but excluding any Taxes imposed on the overall net income of the Lenders pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such Lender is located).
If any Taxes are so levied or imposed, the Borrower agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Notes and other Loan Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Agreement), will not be less than the full amount provided for herein had no such deduction or withholding been required, (B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. The Borrower will furnish to the Agent and each Lender, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Lender and reimburse the Agent and each Lender upon written request for the amount of any Taxes so levied or imposed and paid by the Agent or the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by such Lender or the Agent, absent manifest error, shall be final, conclusive and binding for all purposes.

        (ii)   Each Lender that is organized under the
laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to the Borrower and the Agent, prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form
4224 or U.S. Internal Revenue Service Form 1001 or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by the Borrower hereunder) and to provide to the Borrower and the Agent a new Form 4224 or Form 1001 or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form;
provided, however, that no Lender shall be required to furnish a form under this paragraph (ii) if it is not entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Lender that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of the Borrower, shall so inform the Borrower in writing.

     (c) Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall, except as set forth in the definition of Interest Period, be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

     (d) On Loans, all computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days. Interest on Base Rate Advances shall be calculated based on the Base Rate from and including the date of such Loan to but excluding the date of the repayment or conversion thereof. Interest on Eurodollar Advances shall be calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Each determination by the Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

     (e)  Payment by the Borrower to the Agent in
accordance with the terms of this Agreement shall, as to the Borrower, constitute payment to the Lenders under this Agreement.

     Section 3.12.  Interest Rate Not Ascertainable, etc.
In the event that the Agent, in the case of LIBOR, shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining LIBOR for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market, or the Agent's position in such markets, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR then, and in any such event, the Agent shall forthwith give notice to the Borrower and to the Lenders of such determination and a summary of the basis for such determination. Until the Agent notifies the Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make or permit portions of the Revolving Loans or 364-Day Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar
Advances, as the case may be, shall be suspended, and such affected Advances shall bear the same interest as Base Rate Advances.

     Section 3.13.  Illegality.

     (a)  In the event that any Lender shall have
determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Advance has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to the Borrower and to the Agent of such determination and a summary of the basis for such determination (which notice the Agent shall promptly transmit to the other Lenders).

     (b) Upon the giving of the notice to the Borrower referred to in subsection (a) above, (i) the Borrower's right to request and such Lender's obligation to make
Eurodollar Advances as the case may be, shall be immediately suspended, and such Lender shall make an Advance as part of the requested Borrowing of Eurodollar
Advances as the case may be, as a Base Rate Advance, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing, and (ii) if any affected Eurodollar Advances are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the Agent and the affected Lender, convert each such Advance into a Base Rate Advance, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.13(b).

     Section 3.14.  Increased Costs.

     (a) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

         (i)   any Lender (or its applicable lending
     office) shall be subject to any tax, duty or other charge with respect to its Fixed Rate Advances or its obligation to make Fixed Rate Advances, or the basis of taxation of payments to any Lender of the principal of or interest on its Fixed Rate Advances or its obligation to make Fixed Rate Advances shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender's principal executive office or applicable lending office is located); or

        (ii)   any reserve (including, without
     limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable lending office shall be imposed or deemed applicable or any other condition affecting its Fixed Rate Advances or its obligation to make Fixed Rate Advances shall be imposed on any Lender or its applicable lending office or the London interbank market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Fixed Rate Advances (except to the extent already included in the determination of the applicable LIBOR for Eurodollar Advances), or there shall be a reduction in the amount received or receivable by such Lender or its applicable lending office, then the Borrower shall from time to time (subject, in the case of certain Taxes, to the applicable provisions of Section
3.11(b)), upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Agent), pay to the Agent for the account of such Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

     (b) If any Lender shall advise the Agent that at any time, because of the circumstances described in clauses (x) or (y) in Section 3.14(a) or any other circumstances beyond such Lender's reasonable control arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's position in such market, the LIBOR, as determined by the Agent, will not adequately and fairly reflect the cost to such Lender of funding its Fixed Rate Advances, then, and in any such event:

         (i) the Agent shall forthwith give notice to the Borrower and to the other Lenders of such advice;

        (ii) the Borrower's right to request and such Lender's obligation to make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar
     Advances shall be immediately suspended; and

       (iii) such Lender shall make a Loan as part of the requested Borrowing of Eurodollar Advances as a Base Rate Advance, which such Base Rate Advance shall, for all other purposes, be considered part of such Borrowing.

     Section 3.15.  Funding Losses.  The Borrower shall
compensate each Lender, upon its written request to the Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and li abilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Fixed Rate Advances, in either case to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits), which the Lender may sustain:
(i) if for any reason (other than a default by such Lender) a borrowing of, or conversion to or continuation of, Fixed Rate Advances to the Borrower does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions) of any Fixed Rate
Advances to the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, or
(iii), if, for any reason, the Borrower defaults in its obligation to repay its Fixed Rate Advances when required by the terms of this Agreement.

     Section 3.16.  Assumptions Concerning Funding of
Fixed Rate Advances. Calculation of all amounts payable to a Lender under this Article 3 shall be made as though that Lender had actually funded its relevant Fixed Rate
Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Fixed Rate Advances in an amount equal to the amount of the Fixed Rate Advances and having a maturity comparable to the relevant Interest Period and through the transfer of such Fixed Rate Advances from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided however, that each Lender may fund each of its Fixed Rate Advances in any manner it sees fit (including without limitation through the London interbank market, the secondary certificates of deposit market and bankers acceptances) and the foregoing assumption shall be used only for calculation of amounts payable under this Article 3.

     Section 3.17.  Apportionment of Payments.  Aggregate
principal and interest payments in respect of Loans and payments in respect of facility fees and commitment fees shall be apportioned among all outstanding Commitments and Loans to which such payments relate, proportionately to the Lenders' respective pro rata portions of such Commitments and outstanding Loans. The Agent shall promptly distribute to each Lender at its payment office set forth beside its name on the appropriate signature page hereof or such other address as any Lender may re quest its share of all such payments received by the Agent.

     Section 3.18.  Sharing of Payments, etc.  Subject to
the provisions of Section 3.17 hereof, if any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code) of any amount due under the Notes or under this Agreement (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata portion of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders and the Agent of such receipt, and (ii) purchase from the other Lenders such participations in the affected obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing
Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest unless the Lender obligated to return such funds is required to pay interest on such funds.
The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 3.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     Section 3.19.  Capital Adequacy.  Without limiting
any other provision of this Agreement, in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing
Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then within 10
Business Days after written notice and demand by such Lender (with copies thereof to the Agent), the Borrower shall from time to time pay to such Lender additional amounts sufficient to compensate such Lender for such reduction (but, in the case of outstanding Base Rate
Advances, without duplication of any amounts already recovered by such Lender by reason of an adjustment in the applicable Base Rate). Each certificate as to the amount payable under this Section 3.19 (which certificate shall set forth the basis for requesting such amounts in reasonable detail), submitted to the Borrower by any Lender in good faith, shall, absent manifest error, be final, conclusive and binding for all purposes.

     Section 3.20.  Use of Proceeds.  The Borrower shall
use the proceeds of all Loans only (i) to refinance
Indebtedness outstanding under existing revolving credit and lines of credit facilities, (ii) to fund capital expenditures and working capital needs, and (iii) for other general corporate purposes.

     Section 3.21    Collateral; Release of Collateral.
The repayment of all amounts due from time to time from the Borrower or any Subsidiary to the Agent or any of the Lenders under this Agreement shall be secured by (a) the collateral granted to the Lenders under the Security
Agreement, (b) the ADM Shares, upon the delivery to the Agent of such Shares and the Pledge Agreement pursuant to
Section 6.15 hereof, and (c) the collateral granted to the Lenders pursuant to the Real Property Mortgages, upon the delivery to the Agent of the Real Property Mortgages for filing pursuant to the terms of the Escrow Agreement
(all of such collateral collectively referred to as the "Collateral"). The Agent and the Lenders agree to release the Collateral from the liens of the Collateral
Documents at such time as all amounts outstanding under the Term Notes have been repaid in full and, for the prior three fiscal quarters of the Company, (a) the Company's ratio of Consolidated Funded Debt to Total
Capital has been less than or equal to .40 to 1.00, and
(b) the Company's ratio of Indebtedness for Money
Borrowed to EBITDA has been less than or equal to 2.75 to 1.00.

     ARTICLE 4.

     CONDITIONS TO LOAN CLOSING AND EXTENSIONS OF LOANS

     Section 4.1.   Conditions Precedent to Initial
Loans. At the time of making of the initial Loans hereunder on the Closing Date, the following conditions shall have been satisfied in a manner satisfactory to the Agent and the Lenders:

     (a)  Opinion of the Borrower's Counsel.  The
Borrower shall have delivered to the Lenders, at the Borrower's expense, a favorable written opinion from (i)
Messrs. Alston & Bird LLP, special counsel for the
Borrower, dated as of and delivered on the date of execution of this Agreement, satisfactory to the Agent and substantially in the form of Exhibit F attached hereto, and (ii) J. David Dyson, Esq., General Counsel,
Vice President, and Secretary of the Borrower, dated as of and delivered on the date of execution of this Agreement, satisfactory to the Agent and substantially in the form of Exhibit G attached hereto.

     (b) No Defaults. The Borrower shall be in full compliance with all the terms and conditions of this Agreement, and no Default or Event of Default shall have occurred, and the Borrower shall have delivered to the Lenders a certificate from an authorized officer of the Borrower certifying such matters as the Lenders shall reasonably request.

     (c)  Accuracy of Representations and Warranties.
The representations and warranties set forth herein shall be true and correct, and the Borrower shall have delivered to the Lenders a certificate from an authorized officer of the Borrower certifying such matters related to the representations and warranties as the Lenders shall reasonably request.

     (d)  Corporate Action and Authority; Incumbency
Certificate. The Borrower and each Subsidiary shall have delivered to the Lenders (i) a copy of its organizational papers, certified as true and correct by the Secretary of State of the state of its incorporation, (ii) certificates from the Secretaries of State of those states in which it is legally required to qualify to transact business as a foreign corporation, certifying its good standing as a corporation in such states, and
(iii) a copy of its bylaws and the resolutions passed by its Board of Directors authorizing its execution and delivery of and the performance of the obligations under the Loan Documents to which it is a party, each certified by its Secretary or Assistant Secretary, on behalf of and under its seal, to be true and correct. The Borrower and each Subsidiary also each shall have delivered to the Lenders a certificate, dated as of and delivered on the date of the execution of this Agreement and signed on behalf of and under its seal by its Secretary or Assistant Secretary, certifying the names of its officers authorized to execute and deliver the Loan Documents on its behalf and, as to the Borrower, to request Borrowings under this Agreement, together with the original, not photocopied, signatures of such officers.

     (e) Delivery of Credit Agreement. The Borrower shall have executed and delivered to the Lenders the Agreement.

     (f)  Delivery of Borrowing Base Certificate.  The
Borrower shall have executed and delivered to the Lenders a Borrowing Base Certificate, dated as of the Closing
Date;

     (g)  Delivery of Subsidiary Guaranty.  Each
Subsidiary of the Borrower shall have executed and delivered to the Lenders the Subsidiary Guaranty, dated as of the Closing Date, in form and substance as set forth on Exhibit J;

     (h)   Delivery of Contribution Agreement. The
Borrower and each Subsidiary of the Borrower shall have executed and delivered to the Lenders the Contribution
Agreement, in form and substance as set forth on Exhibit
K;

     (i) Insurance Summary. The Borrower shall have delivered to the Agent a certificate of insurance in a form satisfactory to the Lenders which provides a listing of all the Borrower's insurance policies and the amount of coverage provided thereby.

     (j)  Proceedings.  All corporate and other
proceedings taken or to be taken in connection with the transactions contemplated hereby and all Loan Documents and other documents incident thereto shall be satisfactory in form and substance to the Lenders, and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Lenders may reasonably request.

     (k) Agent's Fees. The Agent shall have received the fees required to be paid pursuant to the Fee Letter.

     (l)  Collateral Documents.  The Borrower and each
Subsidiary, as appropriate, shall have executed and delivered to the Agent the Collateral Documents and such financing statements or other instruments as may be, in the sole judgment of the Agent, necessary to perfect the security interest of the Lenders in the collateral described therein.

     (m) Agri Services Purchase Agreement. The Borrower shall have delivered to the Agent a fully executed copy of the Agri Services Purchase Agreement, certified by an authorized officer of the Borrower to be a true and correct copy and in full force and effect, and satisfactory in form and substance to the Agent in all respects.

     (n)  Escrow Agreement.   The Borrower shall have
delivered to the Agent a fully executed Escrow Agreement.

     (o)  Intercreditor Agreement.  The Borrower and all
Secured Parties under the Security Agreement shall have executed and delivered an Intercreditor Agreement, in form and substance satisfactory to the Agent.

     (p)  Other Matters.  The Borrower shall have
delivered to the Agent such other certificates, reports, agreements, documents or other materials as the Lenders shall reasonably request.

     Section 4.2.   Conditions to all Loans.  At the time
of the making of all Loans (before as well as after giving effect to such Loans and to the proposed use of the proceeds thereof), the following conditions shall have been satisfied or shall exist:

     (a) there shall exist no Default or Event of Default;

     (b) all representations and warranties by the Borrower contained herein shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of such Loans;

     (c) since the date of the most recent financial statements described in Section 6.1, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

     (d)  there shall be no action or proceeding
instituted or pending before any court or other governmental authority other than as set forth in
Schedule 5.4 or, to the knowledge of the Borrower, threatened (i) which reasonably could be expected to have a Material Adverse Effect, or (ii) seeking to prohibit or restrict the Borrower's ownership or operation of any portion of its business or assets, or to compel the Borrower to dispose of or hold separate all or any portion of its businesses or assets, where such portion or portions of such business(es) or assets, as the case may be, constitute a material portion of the total businesses or assets of the Borrower or any Subsidiary;

     (e) the Loans to be made and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Agent or any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other governmental authority applicable to the Borrower; and

     (f) the Agent shall have received such other documents or legal opinions as the Agent or any Lender may reasonably request, all in form and substance reasonably satisfactory to the Agent.

     Each request for a Borrowing and the acceptance by the Borrower of the proceeds thereof shall constitute a representation and warranty by the Borrower, as of the date of the Loans comprising such Borrowing, that the applicable conditions specified in Sections 4.1 and 4.2 have been satisfied.


     ARTICLE 5.

     REPRESENTATIONS AND WARRANTIES

     The Borrower represents, warrants and covenants to the Lenders that:

     Section 5.1.   Organization and Qualification.  The
Borrower is an agricultural membership cooperative duly incorporated and existing in good standing under the Cooperative Marketing Act of the State of Georgia, each
Subsidiary is duly incorporated and existing in good standing under the law of the jurisdiction in which it is incorporated, the Borrower and each of its Subsidiaries have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted, and the Borrower and each of its Subsidiaries is duly qualified as a foreign corporation to do business and in good standing in every jurisdiction in which the nature of its business conducted or property owned by it legally requires such qualification, except to the extent failure to so qualify could not result in a Material Adverse Effect on the Borrower and the Subsidiaries.

     Section 5.2.   Financial Statements.  The Borrower
has furnished the Lenders with audited consolidated balance sheets of the Borrower and its Subsidiaries as at June 30, 1997, and audited consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such year. The Borrower has also furnished the Lenders with unaudited balance sheets of the Borrower and its Subsidiaries as at March 31, 1998, and unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such quarter, each prepared by the Borrower. Such financial statements
(including any related schedules and/or notes) are true and correct in all material respects, have been prepared in accordance with GAAP consistently followed throughout the period involved and show all liabilities, direct and contingent, of the Borrower and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Borrower and its Subsidiaries as at the dates thereof, and the statements of income and cash flow fairly present the results of the operations of the Borrower and its Subsidiaries for the periods indicated. There has been no Material Adverse Effect to the business, condition or operations (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole since March 31, 1998, other than the losses required to be recognized in connection with the proposed consummation of the AgriServices Purchase Agreement.

     Section 5.3.   Taxes.  The Borrower has and each of
its Subsidiaries has filed all federal, state and other income tax returns which, to the best knowledge of the officers of the Borrower, are required to be filed, and each has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes have become due or except such as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.
Except as set forth on Schedule 5.3 attached hereto, there is no audit of any federal, state or other income tax returns of the Borrower and its Subsidiaries currently being conducted or pending.

     Section 5.4.   Actions Pending.  Except as specified
in Schedule 5.4, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower after due inquiry, threatened against the Borrower or any of its Subsidiaries or any properties or rights of the Borrower or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body, which might result in a Material
Adverse Effect.

     Section 5.5.   Title to Properties.  The Borrower
has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as at March 31, 1998 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 7.3. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which might have a Material Adverse Effect on the operation of such properties and assets. All such leases are valid and subsisting and in full force and effect.

     Section 5.6.   Regulation U, Etc.  Except as
disclosed on Schedule 5.6 attached hereto, neither the Borrower nor any Subsidiary owns or has any present intention of acquiring any "margin stock" as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). Each Borrowing will be used solely for the purposes specified in Section 3.20 of this Agreement.
None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation U.
Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or any of the Notes to violate Regulations G, T, U, or X or (to the best knowledge of the Borrower) any other regulation of the Board of Governors of the Federal
Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

     Section 5.7.   ERISA.  No accumulated funding
deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer
Plan). No liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan
(other than a Multiemployer Plan) by the Borrower or any of its Subsidiaries which is or would be materially adverse to the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its subsidiaries has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Borrower and its Subsidiaries taken as a whole. The Borrower has delivered to the Lenders a list of all employee benefit plans established or maintained by the Borrower and each Subsidiary, or as to which the Borrower or any Subsidiary is a party in interest or a disqualified person. The execution and delivery of this Agreement and the Borrowings hereunder will not involve any prohibited transaction within the meaning of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code or a violation of section 406 or section 407 of ERISA.

     Section 5.8.   Outstanding Debt.  There exists no
default under the provisions of any instrument evidencing
Indebtedness of the Borrower or any Subsidiary or of any other agreement relating thereto. All outstanding
Indebtedness of the Borrower and each Subsidiary for Money Borrowed is set forth on Schedule 5.8 attached hereto.

     Section 5.9.   Conflicting Agreements or Other
Matters. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which could have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default of any agreement to which it is a party which could have a Material Adverse Effect. Neither the execution or delivery of this Agreement or the other Loan Documents, nor fulfillment of or compliance with the terms and provisions hereof and thereof, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries pursuant to, the charter or bylaws of the Borrower or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Borrower or any of its Subsidiaries is subject. Neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Borrower or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower of the type to be evidenced by the Notes, except as set forth in the agreements listed on Schedule 5.9 attached hereto.
Except where failure or non-compliance would not have a Material Adverse Effect, each of the Borrower and its Subsidiaries has obtained all permits, licenses and other authorizations which are required under, and is in compliance with, federal, state and local laws and regulations relating to pollution, reclamation, or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into air, water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes. Each of the Borrower and its Subsidiaries is in material compliance with all laws and regulations relating to equal employment opportunity and employee health and safety in all jurisdictions in which the Borrower and each Subsidiary is presently doing business.

     Section 5.10.  Possession of Franchises, Licenses,
Etc. The Borrower and its Subsidiaries possess all franchises, certificates, licenses, permits and other authorizations from governmental entities or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of their respective business, properties and assets, and neither the Borrower nor any of its Subsidiaries is in violation of any thereof in any material respect. Neither the Borrower nor any Subsidiary has infringed upon or otherwise violated any trademark, patent, license or other intellectual property agreement where such infringement could have a Material
Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

     Section 5.11.  Governmental Consent.  Neither the
nature of the Borrower or any of its Subsidiaries nor any of their respective businesses or properties, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement and the other Loan Documents or fulfillment of or compliance with the terms and provisions hereof or thereof.

     Section 5.12.  Disclosure.  Neither this Agreement
nor any other document, certificate or statement furnished to the Lenders or the Agent by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which would have a Material Adverse Effect or in the future may (so far as the Borrower can now foresee) have a Material
Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Lenders or the Agent by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

     Section 5.13.  Foreign Assets Control Regulations.
Neither the borrowing by the Borrower hereunder nor its use of the proceeds thereof will violate the Foreign
Assets Control Regulations, the Cuban Assets Control
Regulations or the Iranian Assets Control Regulations of the United States Treasury Department (31 CFR Subtitle B,
Chapter V) or any similar law or regulation.

     Section 5.14.  Labor Relations.  Except as set forth
on Schedule 5.14 attached hereto, neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of the Borrower's employees, or threats of strikes, work stoppages or delays or any asserted pending demands for collective bargaining by any union or organization. Additionally, the hours worked and payment made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other ap plicable law dealing with such matters. All payments due from the Borrower and its Subsidiaries, or for which any claim may be made against the Borrower and its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Borrower and its Subsidiaries in all instances where the failure to pay or accrue such liabilities would reasonably be expected to have a Material Adverse Effect.

     Section 5.15.  Authorization and Enforceability of
Agreement. The Borrower has the right and power, and has taken all necessary steps to authorize it, to borrow hereunder and to execute, deliver and perform this Agreement, the Note, and the other Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms, and the Notes, and all other Loan Documents, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as the enforceability of the Notes and other Loan
Documents may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights and remedies in general and by general principles of equity, whether considered in a proceeding at law or in equity.

     Section 5.16.  Subsidiaries.  Schedule 5.16 attached
hereto correctly sets forth the name of each Subsidiary of the Borrower and the jurisdiction of its organization.
All the outstanding shares of stock or other ownership rights of each such Subsidiary have been validly issued and are fully paid and non-assessable and all such outstanding shares or other ownership rights, except as noted on such Schedule, are owned by the Borrower or an Affiliate free of any Lien or claim.

     Section 5.17.  Insurance Coverage.  Each property of
the Borrower or any of its Subsidiaries is insured for the benefit of the Borrower or a Subsidiary of the Borrower in amounts and against risks customary for Persons operating businesses similar to those of the Borrower or its Subsidiaries in the localities where such properties are located.

     Section 5.18.  Investments.  Except for Investments
permitted by Section 7.4 of this Agreement, the Borrower has no other Investments.

     Section 5.19.  Intercompany Loans; Dividends.  There
are no restrictions on the power of any Subsidiary to repay any intercompany loan or to pay dividends on its capital stock.

     ARTICLE 6.

     AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that so long as it may borrow under this Agreement or so long as any Loan or other Indebtedness remains outstanding to the Lenders that:

     Section 6.1.   Financial Statements.  The Borrower
shall deliver to the Lenders in duplicate:

     (a) As soon as practicable and in any event within 45 days after the end of each of the first eleven months of each fiscal year, (i) unaudited consolidated and consolidating and business segment statements of sales and margins of the Borrower and its Subsidiaries for such month and for the period from the beginning of the current fiscal year to the end of such month and (ii) an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month, setting forth, with respect to such consolidated statements of sales and margins and such consolidated balance sheet, in comparative form, figures for the corresponding period in the preceding fiscal year, and, as soon as practicable and in any event within 30 days after the end of each of the first three fiscal quarters of each fiscal year (iii) unaudited consolidated and consolidating statements of income and cash flow of the Borrower and its Subsidiaries for such quarter and for the period from the beginning of the current fiscal year to the end of such quarter and (iv) an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, setting forth, with respect to such consolidated statements of income and cash flow and such consolidated balance sheet, in comparative form, figures for the corresponding period in the preceding fiscal year all in reasonable detail and certified by the chief financial officer or Treasurer of the Borrower as having been prepared in accordance with GAAP;

     (b) As soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidating and consolidated and business segment statements of income and cash flow of the Borrower and its Subsidiaries for such year, and a consolidating and consolidated and business segment balance sheet of the Borrower and its Subsidiaries as at the end of such year, setting forth, with respect to such consolidated statements of income and cash flow and such consolidated balance sheet, in comparative form, corresponding figures from the preceding annual audit, all in reasonable detail and reasonably satisfactory in scope to the Agent, and, in the case of such consolidated financial statements, certified to the Borrower by independent public accounts of recognized national standing selected by the Borrower
(and acceptable to the Agent), whose certificate shall be in scope and substance satisfactory to the Agent, and, as to the consolidating statements, certified by the chief financial officer of the Borrower. In addition to any other information requested by the Agent pursuant to the preceding sentence, together with each delivery of financial statements required by Section 6.1 above, the Borrower will deliver to the Lenders a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default that would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

     (c) Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Borrower shall send to its patrons or registered debt certificate holders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange
Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange
Commission);

     (d) Promptly upon receipt thereof, a copy of each other report submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any Subsidiary; and

     (e)  With reasonable promptness, such other
financial data as the Agent or any Lender may reasonably request in writing.

Together with the delivery of financial statements at the end of each fiscal quarter as required by Section 6.1, the Borrower will deliver to the Lenders an Officer's
Certificate (i) demonstrating (with computations in reasonable detail) compliance by the Borrower and its Subsidiaries as at the end of the quarterly period or fiscal year to which such financial statement relates with the provisions of Section 7.1 and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) specifying the details of insurance as required pursuant to Section
6.3 hereof. The Borrower also covenants that forthwith upon the chief executive officer, principal financial officer, or principal accounting officer of the Borrower obtaining actual knowledge of any Event of Default or Default, it will deliver to the Agent an Officer's
Certificate specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto. Each Lender is hereby authorized to deliver a copy of any financial statement delivered to it pursuant to this Section 6.1 to any regulatory body having jurisdiction over such Lender and to which such financial statement is required to be delivered.

     Section 6.2.   Inspection of Property.  The Borrower
shall permit any Person designated in writing by the Agent or any Lender, at the Agent's or such Lender's expense, to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the corporate books and financial records of the Borrower and its Subsidiaries and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Borrower and its independent public accountants, all at such reasonable times and as often as the Agent or any Lender may reasonably request.

     Section 6.3.   Insurance.  The Borrower and each
Subsidiary will at all times maintain insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses and, together with each delivery of financial statements under Section 6.1(b), it will deliver to the Lenders an Officer's Certificate specifying the details of such insurance then in effect.

     Section 6.4.   Conduct of Business.  Except for the
sale of the Agri Services Division as contemplated in the Agri Services Purchase Agreement, the Borrower will and will cause each Subsidiary to remain substantially in the respective area or field of business in which the Borrower and each Subsidiary is engaged as of the date of this Agreement except that the Borrower and its Subsidiaries may (a) enter other fields or areas of business or (b) may exit existing fields or areas of business, to the extent that such fields or areas do not exceed ten percent (10%) of the Borrower's Shareholders'
Equity.

     Section 6.5.   Corporate Existence; Maintenance of
Properties. The Borrower shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect the corporate or other form of existence as the case may be, rights and franchises of the Borrower and its Subsidiaries, (b) will cause its properties and the properties of its Subsidiaries used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, placements, betterments and improvements thereto, all as in the judgment of the Borrower may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times, (c) will maintain possession and ownership, all franchises, certificates, licenses, permits and other authorizations from governmental entities or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary in any material respect to the ownership, maintenance and operation of its business, properties, and assets, and
(d) will and will cause each of its Subsidiaries to qualify, and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by the Borrower, or such Subsidiary, as the case may be, may legally require such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

     Section 6.6.   Environmental Laws.  The Borrower and
its Subsidiaries shall:

     (a) Comply in all material respects with and use best efforts to ensure compliance by all tenants and subtenants with all applicable Environmental Laws, and shall obtain and comply with, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder.

     (b)  Promptly report to the Lenders (i) the
introduction of any Hazardous Substances onto any facility owned or operated by the Borrower or a Subsidiary thereof except for the use or storage thereof in the ordinary course of business in compliance with all Environmental Laws, and (ii) the initiation of any regulatory action against the Borrower or any Subsidiary thereof or in connection with any such facility relating to any release of Hazardous Substances which regulatory action the Borrower determines is likely to have a Material Adverse Effect on either the Borrower's or a Subsidiary's financial condition.

     (c) Defend, indemnify, and hold harmless the Lender, its employees, agents, and officers from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against the Lender, except to the extent that such claims, demands, penalties, fines, liabilities, damages, costs or expenses result from the gross negligence or willful misconduct of the Lender or any of its employees, agents or officers, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Substances on any property at any time owned or occupied by the Borrower or the Subsidiaries; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substances;
(iii) any lawsuit brought or threatened, reasonable settlement reached, or government order relating to such Hazardous Substances, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, which are based upon or in any way related to such Hazardous Substances, including, without limitation, attorney and consultant fees, inves tigation and laboratory fees, court costs, and litigation expenses.

     Section 6.7.   Taxes.  The Borrower shall and shall
cause each of its Subsidiaries to pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon it or upon its income, profits or properties, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay or cause to be paid or discharged any such tax assessment, or charge whose amount or validity is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained and, provided further, that the Borrower shall, and shall cause each of its Subsidiaries to, pay all such taxes, assessments and charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

     Section 6.8.   Keeping of Books; Fiscal Year.  The
Borrower will keep, and cause each of its Subsidiaries to keep, in accordance with GAAP, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and each Subsidiary. Additionally, the Borrower will, and will cause each of its Subsidiaries to, keep the same fiscal year end as the one evidenced in the financial statements delivered under Section 5.2.

     Section 6.9.   Compliance with Laws and Other
Agreements. (a) The Borrower shall, and shall cause each Subsidiary to, conduct its business operations and obtain all necessary permits and licenses in substantial compliance with (i) all applicable federal, state and local laws, rules and regulations, and (ii) all agreements, indentures and mortgages to which it is a party or by which it or any of its properties is bound, unless the Borrower's or a Subsidiary's failure to so comply would not have a Material Adverse Effect on the Borrower or any Subsidiary; and (b) the Borrower shall comply with all of the terms and provisions of and enforceits rights to the fullest extent possible under the Agri Services Purchase Agreement.

     Section 6.10.  Notice of Default.  The Borrower
shall notify the Lender of the occurrence of any Default, Event of Default and of any default under any material agreement, which shall be defined for the purposes of this Section 6.10 as any agreement related to Indebt edness in excess of $500,000, or obligation with any other Person, to which it or a Subsidiary is a party or by which it or a Subsidiary or any of its or a Subsidiary's properties are bound, said notices to be given immediately upon the Borrower's obtaining actual knowledge thereof; provided, however, the failure of the Borrower to give such notice shall not affect the right and power of the Lender to exercise any or all of the remedies on default specified herein.

     Section 6.11.  Notice of Litigation.  The Borrower
shall notify the Lender of any action, suit or proceeding instituted by any Person against it or a Subsidiary (i) where the uninsured claim for money damages is in excess of $1,000,000 or (ii) which would cause the aggregate of uninsured claims for money damages in all actions, suits or proceedings against it or a Subsidiary arising out of one set of related facts or circumstances to exceed
$2,000,000 or (iii) which otherwise might have a Material
Adverse Effect on its or any Subsidiary's assets or business operations, said notice to be given within 10 calendar days of the first notice to the Borrower or any Subsidiary of the institution of such action, suit or pro ceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit or proceeding, and any other significant features of the claim.

     Section 6.12.  ERISA.  Promptly (and in any event
within 30 days) after the Borrower or any of its Subsidiaries knows or has reason to know that a Reportable Event with respect to any Plan has occurred, that any Plan is or may be terminated, reorganized, parti tioned or declared insolvent under Title IV of ERISA, or that the Borrower or any of its Subsidiaries will or may incur any material liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, the Borrower will deliver to the Lender, so long as the Lender shall hold any Note, a certificate of the chief financial officer of the Borrower setting forth information as to such occurrence and what action, if any, the Borrower is required or proposes to take with respect thereto, together with any notices concerning such occurrences which are required to be filed with or by the Borrower, the PBGC or the plan administrator of any such Plan, as the case may be. The Borrower shall furnish, at the request of any Lender, so long as such Lender shall hold any Note, a copy of each annual report
(Form 5500 Series) of any Plan received or prepared by the Borrower or any of its Subsidiaries. Each annual report and any notice required to be delivered hereunder shall be delivered no later than 10 days after the later of the date such report or notice is filed with the Internal Revenue Service or the PBGC or the date such report or notice is received by the Borrower or any of its Subsidiaries, as the case may be.

     Section 6.13.  Use of Proceeds.  The Borrower shall
use the proceeds of all Loans only in the manner set forth in Section 3.20 of this Agreement.

     Section 6.14.  Borrowing Base Certificate/Hedging
Position Reports. Within 21 Business Days of the last day of each month, the Borrower shall deliver to the Agent a Borrowing Base Certificate dated as of the last day of such month. Upon the request of the Agent, the Borrower shall prepare and deliver a Borrowing Base
Certificate at such other intervals as the Agent shall specify. With each delivery of a Borrowing Base
Certificate, the Borrower shall also deliver to the Agent a Hedging Position Report.

     Section 6.15.  Delivery of Pledge Agreement and ADM
Shares. If the Rabobank Total Return Swap is terminated in accordance with its provisions, the Borrower immediately shall cause GK Finance to execute and deliver to the Agent, for the benefit of the Lenders, the Pledge
Agreement, and to deliver the ADM Shares and such stock powers, executed in blank, as the Agent shall request.

     Section 6.16   Year 2000 Capability.  The Borrower
shall take all action necessary to assure that the Borrower's computer based systems are able to effectively process data including dates prior to, on and after January 1, 2000. At the request of the Agent or any Bank, the Borrower shall provide the Agent or such Bank, as the case may be, with evidence of the Borrower's year
2000 capability.

     ARTICLE 7.

     NEGATIVE COVENANTS

     The Borrower covenants and agrees that, so long as it may borrow under this Agreement or so long as any Indebtedness remains Outstanding under the Notes:

     Section 7.1.   Financial Covenants.

     (a)  Consolidated Funded Debt to Total Capital
Ratio. The Borrower shall not permit the ratio of Consolidated Funded Debt to Total Capital for any fiscal quarter to exceed 0.65 to 1.00.

     (b)  Minimum Consolidated Tangible Net Worth.  The
Borrower's Consolidated Tangible Net Worth will at no time prior to the end of Borrower's fourth quarter, 1998 be less than $225,000,000, and thereafter will at no time be less than $225,000,000 plus the sum of (i) 75% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during the period commencing with Borrower's first quarter, 1999 (taken as one accounting period), calculated quarterly at the end of each Fiscal Quarter, and (ii) 100% of the cumulative Net
Proceeds of Capital Stock received during any period after the Closing Date, but excluding from such calculations of Reported Net Income for purposes of this clause any Fiscal Quarter in which the Reported Net
Income of the Borrower and its Consolidated Subsidiaries is negative.

     (c) Current Ratio. The Borrower shall not permit the ratio of Consolidated Current Assets to Consolidated
Current Liabilities to be less than 1.25 to 1.0, calculated on a quarterly basis.

     (d) Fixed Charge Coverage. The Borrower shall not permit the ratio of (a) EBIT plus Consolidated Lease
Expense to (b) Consolidated Interest Expense plus
Consolidated Lease Expense for each fiscal quarter set forth below, calculated (x) for the first three fiscal quarters of fiscal year 1999, quarterly for the fiscal quarter then ending, (y) for the last fiscal quarter of fiscal year 1999 and the first three fiscal quarters of fiscal year 2000, quarterly for the fiscal quarter then ending and the preceding three fiscal quarters, and (z) for the last fiscal quarter of fiscal year 2000 and thereafter, quarterly for the fiscal quarter then ending and the preceding seven fiscal quarters, to be less than the ratio set forth opposite the relevant fiscal quarter in the following table:

Fiscal Quarter                           Ratio

First Quarter, 1999                     1.80

Second Quarter, 1999                    .50

Third Quarter, 1999                     .75

Fourth Quarter, 1999 through
  Third Quarter, 2000                   1.50

Fourth Quarter, 2000 and
   Thereafter                           1.75


     (e) Senior Debt Coverage. The Borrower shall not permit the ratio of (a) Consolidated Senior Debt to (b)
EBITDA, for each fiscal quarter set forth below, calculated for the fiscal quarter then ending and the preceding three fiscal quarters, to be more than the ratio set forth opposite the relevant fiscal quarter in the following table:

Fiscal Quarter                          Ratio

First Quarter, 1999 through
  Third Quarter, 1999                   3.00

Fourth Quarter, 1999 and
  Thereafter                            2.75

provided that, for purposes of computing the ratio as of the end of the First Quarter, 1999, EBITDA shall be EBITDA for such quarter and for the preceeding two quarters, plus $3,400,000.

      In the event the Agri Services Purchase Agreement has not been consummated on or before November 30, 1998, (or on or before such later date as may be designated by the Term Loan Lenders in their sole discretion, but in no event later than December 31, 1998), the applicable ratios for this clause (e) as set forth above shall be replaced with the following ratios:

Fiscal Quarter                           Ratio

First Quarter, 1999 through
  Third Quarter, 1999                   5.25

Fourth Quarter, 1999 and
  Thereafter                            4.25

     Section 7.2.   Limitation on Restricted Payments.
The Borrower will not pay or declare any dividend or make any other distribution on or on account of any class of its stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest,
Subordinated Loan Certificates and Cumulative Preferred
Certificates of Interest (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that the Borrower may make (a) cash patronage refunds in fiscal year 1999 and thereafter in an amount, for each fiscal year, not to exceed 10% of the member earnings for such fiscal year, and (b) present value cashing retirement and death payments (net of any amount the Borrower receives as insurance proceeds) in an amount not to exceed $5,000,000 in any fiscal year; provided that the Borrower shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default.
So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in stock of the Borrower or
(y) exchanges of stock of one or more classes of the Borrower, except to the extent that cash or other value is involved in such exchange. The term "equity" as used in this Section 7.2 shall include the Borrower's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

     Section 7.3.   Liens.  The Borrower shall not, and
shall not permit any Subsidiary to, create, assume or suffer to exist any Lien upon any of its property or assets whether now owned or hereafter acquired, except:

     (a) Liens existing prior to the date of this Agreement, as set forth on Schedule 7.3 attached hereto;

     (b) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other
Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

     (d)       Liens incurred or deposits made in the
ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (e)       Liens securing purchase money debt,
provided that (i) the Lien in each instance does not extend beyond the assets acquired with the purchase money debt, and (ii) the aggregate of such debt so secured does not exceed five percent (5%) of Consolidated Net Worth;

     (f)       Liens consisting of encumbrances in the
nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person;

     (g) Liens securing the obligations due to the parties to that certain Intercreditor Agreement dated as of August 4, 1998;

     (h)  Liens against the ADM Shares created in
connection with the Rabobank Total Return Swap; and

     (i ) any Lien on any assets that may be purchased by the Borrower with respect to two potential poultry acquisitions currently being considered by the Borrower and previously disclosed on a confidential basis to the Lenders, provided that (A) each such Lien secures Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such assets, (B) such Lien attaches to such assets within 30 days of the acquisition or completion of construction thereof, which acquisition or completion of construction shall occur on or before June 30, 1999, and (C) such Debt is not secured by any other Lien.

     Section 7.4.   Restrictions on Loans, Advances,
Investments, Asset Acquisitions and Contingent
Liabilities. The Borrower shall not and shall not permit any Subsidiary to (i) make or permit to remain outstanding any loan or advance to, or extend credit other than credit extended in the normal course of business to any Person which is not an Affiliate of the Borrower, or (ii) guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, or (iii) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or (iv) acquire all, or substantially all, of the assets of any Person, in a single or a series of related transactions;
except that the Borrower or any Subsidiary may:

     (a) make or permit to remain outstanding loans, advances, indemnities, or guarantees to any Subsidiary that has executed and delivered the Subsidiary Guaranty;

     (b)  acquire and own stock, obligations or
securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary;

     (c) own, purchase or acquire prime commercial paper and certificates of deposit in United States commercial banks (whose long-term debt is rated "A" or better by Moody s Investors Service or Standard and Poor's
Corporation), in each case due within one year from the date of purchase and payable in the United States in Dollars;

     (d) own, purchase and acquire obligations of the United States Government or any agency thereof, in each case due within one year from the date of purchase;

     (e)  own, purchase and acquire obligations
guaranteed by the United States Government, in each case due within one year from the date of purchase;

     (f) own, purchase and acquire repurchase agreements of United States commercial banks (whose long-term debt is rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation) for terms of less than one year in respect of the foregoing certificates and obligations;

     (g) own, purchase and acquire tax-exempt securities maturing within one year from the date of purchase and rated "A" or better by Moody's Investors Service or Standard and Poor's Corporation;

     (h) own, purchase and acquire adjustable rate preferred stocks rated "A" or better by Moody's Investors
Service or Standard and Poor's Corporation;

     (i) endorse negotiable instruments for collection in the ordinary course of business;

     (j) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

     (k)  make or permit to remain outstanding
investments as a general partner in Golden Peanut in amount not to exceed $27,500,000;

     (l) make or permit to remain outstanding loans from Agratrade Financing, Inc., a wholly-owned subsidiary of the Borrower, to members and non-members of the Borrower
(provided that all such loans are made to facilitate the business of the Borrower ) in an amount not to exceed (x)
$110,000,000 from the date of this Agreement until the consummation of the Agri Services Purchase Agreement, and
(y) $20,000,000 after the consummation of the Agri
Services Purchase Agreement.

     (m)  make or permit to remain outstanding
investments in the Archer-Daniels Midland Company existing on the date hereof plus increases due to normal dividend reinvestment plans, stock splits, stock dividends or similar arrangements;

     (n)  make or permit to remain outstanding
investments described on Schedule 7.4 attached hereto;

     (o)  make or permit to remain outstanding
investments in GC Properties;

     (p) guarantee or otherwise be or become liable for obligations of Young Pecan not to exceed an aggregate amount of $65,000,000;

     (q) guarantee or otherwise be or become liable for obligations of S.G. Williams Company, LLC, not to exceed an aggregate amount of $4,000,000;

     (r) have increases in existing investments arising from non-cash notified equity or other equity methods of accounting for equity increases which are non-cash;

     (s) guarantee the obligations of GK Finance arising pursuant to the Rabobank Total Return Swap;

     (t) purchase the stock of any Person the only assets of which are assets described in Section 7.3(i) hereof; and

     (u) purchase the assets described in Section 7.3(i) hereof.

     Section 7.5.   Sale of Stock and Debt of
Subsidiaries.   Without the prior written consent of the
Required Lenders, which consent shall be at the sole discretion of the Required Lenders, the Borrower shall not and shall not permit any Subsidiary to sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Borrower or another Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to the Borrower and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of the Borrower) at the time of sale of the shares of stock and Indebtedness so sold, provided that the assets of such Subsidiary do not constitute a substantial part of the consolidated assets of the Borrower and all Subsidiaries and that the earnings of such Subsidiary shall not have constituted a substantial part of Consolidated Net
Earnings for any of the three fiscal years then most recently ended, and further provided that, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned, directly or indirectly, by the Borrower and all Subsidiaries are simultaneously being sold as permitted by this Section
7.5).

     As used in Section 7.4, Section 7.5, Section 7.6 and
Section 8.1(j), a "substantial part of" the consolidated assets of the Borrower and all Subsidiaries shall mean assets which, as a whole, (x) constitute more than 10% of Consolidated Total Assets or (y) contributed more than 15% of Consolidated Net Earnings for any one or more of the three prior fiscal years of the Borrower.

     Section 7.6.   Merger and Sale of Assets.  The
Borrower shall not and shall not permit any Subsidiary to enter into any transaction of merger, consolidation, pooling of interest, joint venture, syndicate or other combination with any other Person or sell, lease, transfer, contribute as capital, or otherwise dispose of all or a substantial part of the consolidated assets of the Borrower and all Subsidiaries or assets which shall have contributed a substantial part of Consolidated Net
Earnings for any of the three fiscal years then most recently ended, in any single transaction or series of related transactions, to any Person, except that:

     (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more other
Subsidiaries;

     (b) any Subsidiary may sell, lease or otherwise dispose of any of its assets to the Borrower or another
Subsidiary;

     (c) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in Section 7.5 with respect to a sale of the stock of such Subsidiary; and

     (d) the Borrower may consummate the transactions contemplated by the AgriServices Purchase Agreement.

     Section 7.7.   Sale and Lease-Back.  The Borrower
shall not and shall not permit any Subsidiary to enter into any arrangement, with any Person or under which such other Person is a party, providing for the leasing by the Borrower or any Subsidiary of real or personal property, used by the Borrower or any Subsidiary in the operations of the Borrower or any Subsidiary, which has been or is sold or transferred by the Borrower or any Subsidiary to any other Person to whom funds have been or are to be advanced by such other Person on the security of such rental obligations of the Borrower or such Subsidiary except to the extent that the total amount of such arrangements involve, at any one time, assets or property which constitute an amount equal to or less than ten percent (10%) of Consolidated Total Capital Assets.

     Section 7.8.   Sale or Discount of Receivables.
Except for the sale of receivables in accordance with the terms of the Agri Services Purchase Agreement, the Borrower shall not and shall not permit any Subsidiary to sell with recourse or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

     Section 7.9.   Hedging Contracts.  The Borrower
shall not, and shall not permit any Subsidiary to, enter into any Hedging Contract except: (a) bona fide hedging transactions in commodities that represent production inputs or products to be marketed, or in commodities needed in operations to meet manufacturing or market demands, provided that (i) long positions and/or options sold on corn and wheat shall in no event cover more than thirteen weeks of the Borrower's anticipated requirements for feed ingredients, and such positions and/or options shall not cover more than six and one-half weeks of such anticipated requirements unless they have been entered into in compliance with the Borrower's Corporate Policy
For Futures Contracts approved by the Borrower's Board of
Directors on April 24, 1998 and have been approved by the Borrower's Hedging Committee, (ii) long positions and/or options sold on soybean meal shall in no event cover more than thirteen weeks of the Borrower's anticipated requirements for feed ingredients, and such positions and/or options shall not cover more than six and one-half weeks of such anticipated requirements unless they have been entered into in compliance with the Borrower's
Corporate Policy For Futures Contracts approved by the
Borrower's Board of Directors on April 24, 1998 and have been approved by the Borrower's Hedging Committee, (iii) short positions on corn shall not exceed 2,000,000 bushels, and shall at all times relate to corn owned or contracted for purchase, and (iv) all short positions on cotton owned or expected to be purchased by the Borrower must be reasonably related to the expected sale dates of such cotton and to the amounts of such cotton expected to be sold; and (b) foreign exchange contracts, currency swap agreements, interest rate exchange agreements, in terest rate cap agreements, interest rate collar agreements, and other similar agreements and arrangements which are reasonably related to existing indebtedness or to monies to be received or paid in foreign currencies.

     Section 7.10.  Issuance of Stock by Subsidiaries.
The Borrower shall not permit any Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors' qualifying shares, if any) except to the Borrower or another Subsidiary.

     Section 7.11.  Capital Expenditures.  The Borrower
and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in the aggregate in fiscal year 1998 exceeding $84,000,000, and in any fiscal year thereafter exceeding $45,000,000;
provided that, the Borrower's permitted Capital
Expenditures in fiscal year 1999 shall be reduced dollar for dollar by the amount that Borrower's Capital
Expenditures in 1998 exceed $70,000,000.

     Section 7.12.  Indebtedness for Money Borrowed.  The
Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness for Money Borrowed, except for the following:

          (i)  the Notes;

          (ii) Indebtedness (including guaranties) which may be deemed to exist pursuant to any performance, surety, appeal or similar bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (iii)     Indebtedness for Money Borrowed in
     existence on the date hereof and set forth on
     Schedule 5.8.

          (iv) Subordinated Debt;

          (v)  reimbursement obligations under letters of
credit issued by any of the   Lenders, provided that the
aggregate principal amount of such reimbursement
obligations    does not exceed $20,000,000 at any one
time; and

          (vi)      Indebtedness for Money Borrowed in an
aggregate amount not to exceed     $100,000,000, provided
that that such Indebtedness is secured by a Lien
permitted by   Section 7.3 (i) hereof.

     Section 7.13.  Transactions with Affiliates.  The
Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     Section 7.14.  Creation of Subsidiaries.  The
Borrower shall not, and shall not permit any Subsidiary to, create any Subsidiary except for the creation of a Wholly Owned Subsidiary, provided that (i) such
Subsidiary is organized under the laws of a jurisdiction within the United States of America, (ii) such Subsidiary executes at the time of its creation the Subsidiary
Guaranty Agreement and the Contribution Agreement, (iii) an opinion of counsel, acceptable to the Agent, is delivered to the Banks confirming the due organization of such Subsidiary, the enforceability of the Subsidiary
Guaranty Agreement and the Contribution Agreement against such Subsidiary, and such other matters as the Agent may reasonably request, and (iv) no Default exists immediately prior to or after the creation of the Subsidiary.



     ARTICLE 8.

     EVENTS OF DEFAULT AND REMEDIES

     Section 8.1.   Events of Default.  Any one or more
of the following shall constitute an Event of Default hereunder:

     (a) The Borrower fails to pay when due any payment of principal due on any of the Notes; or

     (b) The Borrower fails to pay within five (5) days of the due date therefor any payment of (i) interest due on any of the Notes or (ii) any fees provided for herein;
or

     (c) The Borrower or any Subsidiary defaults in any payment of principal or interest on any other obligation for Indebtedness or money borrowed (or any obligation under a Capital Lease, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage, or any obligation under notes payable or drafts accepted representing extensions of credit) having a principal amount of $1,000,000 or more beyond any period of grace provided with respect thereto, or the Borrower or any Subsidiary fails to perform or observe any other agreement, term, condition or covenant contained in any agreement under which any such obligation is created (or if any other event thereunder or any such agreement shall occur and be continuing), and in each case the effect of such failure or other event is to cause or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to any stated maturity; or

     (d) Any representation or warranty contained herein or deemed to have been made hereunder or made by or furnished in writing on behalf of the Borrower in connection herewith shall be false or misleading in any material respect as of the date made or deemed to have been made, or the Borrower fails to perform or observe any covenant contained in Sections 6.1, 6.9(b), 6.14, or
6.15 or Article 7 of this Agreement; or

     (e) The Borrower fails to perform or observe any covenant, term or condition contained in this Agreement
(other than those contained in Sections 6.1, 6.9(b), 6.14, or 6.15 or Article 7) and such failure shall continue for more than 30 calendar days after the earlier of (i) the date which the Borrower obtains knowledge thereof or (ii) the Borrower is given notice thereof; or

     (f) The Borrower or any Subsidiary shall make or take any action to make an assignment for the benefit of creditors, petition or take any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence or take any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect including, without limitation, the Bankruptcy Code; or, if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered which remains unstayed and in effect for more than 60 days; or the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer to exist any such custodianship, receivership or trusteeship; or

     (g) The Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid while the Borrower or such Subsidiary is insolvent;
or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated or bonded within 60 calendar days from the date thereof; or

     (h) Any order, judgment or decree is entered in any proceedings against the Borrower decreeing the dissolution of the Borrower and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

     (i) Any order, judgment or decree is entered in any proceedings against the Borrower or any Subsidiary decreeing a split-up of the Borrower or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Borrower and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets or stock of a Subsidiary which shall have contributed a substantial part of Consolidated Net Earnings for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

     (j) A final judgment in an amount in excess of $10,000,000 is rendered against the Borrower or any Subsidiary and, within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged or provided for in accordance with a court approved order;
or

     (k)  Either (i) any single employer Plan or
Multiemployer Plan fails to maintain the minimum funding standard required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) any single employer Plan or Multiemployer Plan subject to Title IV of ERISA is or has been terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or a Subsidiary of the Borrower or an ERISA
Affiliate has incurred a liability to or on account of any Plan under Section 4062, 4063, 4064, 4201 or 4204 of
ERISA, or (iv) the Borrower or a Subsidiary of the Borrower has engaged in a prohibited transaction, and there results from any of the events specified in clauses
(i) through (iv) above a liability to the PBGC or any Plan, or a liability, penalty or tax under ERISA or
Section 4975 of the Code, as the case may be, equal to or greater than $1,000,000 that is not paid within 10 days of the due date therefor;

     (l) Any Person and its Affiliates acquires or possesses, directly or indirectly, (1) the power (A) to vote 40% or more of the securities having ordinary voting power for the election of directors of the Borrower or
(B) to direct or cause the direction of the management and policies of the Borrower, whether through the ownership of voting securities, by contract or otherwise or (2) 40% of the outstanding securities of the Borrower;

     (m) Except pursuant to their release or termination in accordance with their terms or the terms hereof, (i) any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Person which is a party to any of the Collateral Documents shall so assert, or (ii) any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to by created thereby: or

     (n) The Subsidiary Guaranty shall cease, for any reason, to be in full force and effect or the Borrower or any party thereto shall so assert.


     Section 8.2.   Remedies on Default.

     (a)  Upon the occurrence of an Event of Default
(other than an Event of Default described in Section
8.1(f)) and during the continuation thereof, the Agent may and, at the request of the Required Lenders and at their option, shall (i) terminate all obligations of the Lenders to the Borrower, including, without limitation, all obligations to extend Loans under this Agreement and
(ii) declare the Notes, including, without limitation, principal, accrued interest and costs of collection
(including, without limitation reasonable attorneys' fees if collected by or through an attorney at law or in any judicial proceedings) immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are expressly waived.

     (b) Upon the occurrence of an Event of Default under Section 8.1(f), (i) all obligations of the Lenders to the Borrower, including, without limitation, all obligations to extend Loans under this Agreement, shall terminate and (ii) the Notes, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, reasonable attorneys' fees if collected by or through an attorney at law or in bankruptcy or in any other judicial proceedings) shall be immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived.

     (c) Upon the occurrence of an Event of Default and acceleration of the Notes as provided in (a) or (b) above, the Lenders and the Agent, or any of them, may pursue any remedy available under this Agreement, under the Notes, or under any other Loan Document, or available at law or in equity, all of which shall be cumulative.
The order and manner in which the rights and remedies of the Lenders under the Loan Documents and otherwise may be exercised shall be determined by the Required Lenders.

     (d) All payments with respect to this Agreement received by the Agent and the Lenders, or any of them, after the occurrence of an Event of Default and acceleration of the Notes, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) incurred by the Agent, acting as the Agent, and the Lenders as a result of the Default, and thereafter paid pro rata to the Lenders in the same proportion that the aggregate of the unpaid principal amount owing on the Notes to each Lender, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Notes to all Lenders, plus accrued and unpaid interest thereon.
Regardless of how each Lender may treat the payments for the purpose of its own accounting, for the purpose of computing the Borrower's obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses incurred by the Agent, acting as the Agent, and the Lenders as a result of the Default, as set forth above, second, to the payment of accrued and unpaid fees of the Agent and the Lenders, third, to the payment of accrued and unpaid interest on the Notes, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loans), fourth, to the ratable payment of the unpaid principal of the Notes, and fifth, to the payment of all other amounts then owing to the Agent or the Lenders under the Loan
Documents. No application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or under applicable law.


     ARTICLE 9.

     THE AGENT

     Section 9.1.   Appointment and Authorization.  Each
Lender hereby designates Rabobank as the Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.
The Agent may perform any of its duties hereunder by or through its agents or employees.

     Section 9.2.   Nature of Duties of the Agent.  The
Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their own gross negligence or willful misconduct. Without limiting in any way the standard of care established by the immediately preceding sentence, in performing its duties and responsibilities set forth in this Agreement, the Agent shall act in accordance with its customary banking practices. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

     Section 9.3.   Lack of Reliance on the Agent.

     (a) Each Lender agrees that, independently and without reliance upon the Agent, any other Lender, or the directors, officers, agents or employees of the Agent or of any other Lender, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the taking or not taking of any action in connection with this Agreement and the other Loan
Documents, including the decision to enter into this Agreement, and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

     (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Notes or the financial condition of the Borrower or its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of the Borrower or its Subsidiaries, or the existence or possible existence of any Default or Event of Default.

     Section 9.4.   Certain Rights of the Agent.

     (a) If the Agent shall request instructions from the Required Lenders with respect to any act or action
(including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required
Lenders and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders; provided, however, that the Agent shall not be required to act or not act in accordance with any instructions of the Required Lenders if to do so would expose the Agent to significant liability or would be contrary to any Loan
Document or to applicable law.

     (b) The Agent may assume that no Event of Default has occurred and is continuing, unless the Agent has received notice from the Borrower stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing.

     (c)  If the Agent may not, pursuant to Section
9.4(b), assume that no Event of Default has occurred and is continuing, the Agent shall give notice thereof to the Lenders and shall act or not act upon the instructions of the Required Lenders, provided that the Agent shall not be required to act or not act if to do so would expose the Agent to significant liability or would be contrary to any Loan Document or to applicable law, and provided further, that if the Required Lenders fail, for five days after the receipt of notice from the Agent, to instruct the Agent, then the Agent, in its discretion, may act or not act as it deems advisable for the interests of the Lenders.

     Section 9.5.   Liability of the Agent.  Neither the
Agent nor any of its respective directors, officers, agents, or employees shall be liable for any action taken or not taken by them under or in connection with the Loan
Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Agent and its respective directors, officers, agents, and employees:

     (a) may treat the payee of any Note as the holder thereof until the Agent receives notice of the assignment or transfer thereof in form satisfactory to the Agent, signed by the payee and may treat each Lender as the owner of that Lender's interest in the obligations due to the Lenders for all purposes of this Agreement until the Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Agent, signed by that Lender;

     (b) may consult with legal counsel, in-house legal counsel, independent public accountants, in-house accountants and other professionals, or other experts selected by it with reasonable care, or with legal counsel, independent public accountants, or other experts for the Borrower, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, independent public accountants, or experts;

     (c) will not be responsible to any Lender for any statement, warranty, or representation made in any of the Loan Documents or in any notice, certificate, report, request, or other statement (written or oral) in connection with any of the Loan Documents;

     (d) except to the extent expressly set forth in the Loan Documents, will have no duty to ascertain or inquire as to the performance or observance by the Borrower or any other Person of any of the terms, conditions, or covenants of any of the Loan Documents or to inspect the property, books, or records of the Borrower or any Subsidiary or other Person;

     (e) will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency, or value of any Loan Document any other instrument or writing furnished pursuant thereto or in connection therewith;

     (f) will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, document, statement, telecopier message or other instrument or writing believed by it or them to be genuine and to have been signed, sent or made by the proper Person; and

     (g)  will not incur any liability for any
arithmetical error in computing any amount payable to or receivable from any Lender hereunder, including, without limitation, payment of principal and interest on the Notes, Loans, and other amounts; provided that promptly upon discovery of such an error in computation, the Agent, the Lenders, and (to the extent applicable) the Borrower shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

     Section 9.6.   Indemnification.  Each Lender shall,
ratably in accordance with the respective outstanding principal amount of its Loans, indemnify and hold the Agent and its directors, officers, the agents, and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever (including, without limitation, attorneys' fees and disbursements) that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Agreement or of the failure by the Borrower to pay the obligations due to the Lenders hereunder or under the Notes or any action taken or not taken by it as the Agent hereunder, except for such person's own gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for that Lender's ratable share of any cost or expense incurred by the Agent in connection with the negotiation, preparation, execution, delivery, administration, amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization), or enforcement of the Loan Documents, to the extent that the Borrower fails to pay such cost or expense upon demand.

     Section 9.7.   The Agent and Affiliates.  Rabobank
(and each successor Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term the "Lender" or the "Lenders" includes Rabobank in its individual capacity. Rabobank (and each successor
Agent) and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower and any Affiliate of the Borrower, as if it were not the Agent and without any duty to account therefor to the Lenders.
Rabobank (and each successor Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs, expenses and fees as the Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder, except as otherwise provided herein. This Agreement shall not be deemed to constitute a joint venture or partnership between the Lenders.

     Section 9.8.   Successor Agent.  The Agent may
resign as such at any time by written notice to the Borrower and the Lenders, to be effective upon a successor's acceptance of appointment as the Agent. In such event, the Required Lenders shall appoint a successor Agent or Agents, who must be from among the Lenders, subject to the Borrower's written approval so long as no Default or Event of Default exists hereunder;
provided, that the Agent shall be entitled to appoint a successor Agent from among the Lenders, subject to acceptance of appointment by that successor Agent, if the Required Lenders (with the Borrower's written approval, if required) have not appointed a successor Agent within 30 calendar days after the date the Agent gave notice of resignation or was removed. Upon a successor's acceptance of appointment as the Agent, the successor will thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the Agent under the Loan Documents, and the resigning the Agent will thereupon be discharged from its duties and obligations thereafter arising under the Loan Documents.


     ARTICLE 10.

     MISCELLANEOUS

     Section 10.1.  Notices.  All notices, requests and
other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Agent and the Borrower. Each such notice, request or other com munication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Agent shall not be effective until received.

     Section 10.2.  Amendments, Etc.  No amendment or
waiver of any provision of this Agreement or the other
Loan Documents, nor consent to any departure by any Loan
Party therefrom, shall in any event be effective unless
the same shall be in writing and signed by the Required
Lenders, and then such waiver or consent shall be
effective only in the specific instance and for the
specific purpose for which given; provided that no
amendment, waiver or consent shall, unless in writing and
signed by all the Lenders do any of the following:  (i)
waive any of the conditions specified in Section 4.1 or
4.2, (ii) increase the Commitments or other contractual
obligations to the Borrower under this Agreement,  (iii)
reduce the principal of, or interest on, the Notes or any
fees hereunder, (iv) postpone any date fixed for the
payment in respect of principal of, or interest on, the
Notes or any fees hereunder, (v) change the percentage of
the Commitments or of the aggregate unpaid principal
amount of the Notes, or the number or identity of the
Lenders which shall be required for the Lenders or any of
them to take any action hereunder, (vi) modify the terms
of the Subsidiary Guaranty or release from liability
thereunder any party thereto; (vii) modify the terms of
any Collateral Document or release any property from the
lien thereof;   (viii) modify the definition of "Required
Lenders", or (ix) modify this Section 10.2.
Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Agent under this Agreement or under any other Loan Document.

     Section 10.3.  No Waiver; Remedies Cumulative.  No
failure or delay on the part of the Agent, any Lender or any holder of a Note in exercising any right or remedy hereunder or under any other Loan Document, and no course of dealing between any Borrower and the Agent, any Lender or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Loan
Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Agent, any Lender or the holder of any Note would otherwise have. No notice to or demand on Borrower not required hereunder or under any other Loan
Document in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent, the Lenders or the holder of any Note to any other or further action in any circumstances without notice or demand.

     Section 10.4.  Payment of Expenses, Etc.  The
Borrower  shall:

     (a)  whether or not the transactions hereby
contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Agent in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default, refinancing, renegotiation or restructuring of, this Agreement and the other Loan Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel, including allocated costs of in-house counsel, for the Agent), and in the case of enforcement of this Agreement or any Loan Document after an Event of Default, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and disbursements of counsel, including allocated costs of in-house counsel), for any of the Lenders;

     (b) subject, in the case of certain Taxes, to the applicable provisions of Section 3.11(b), pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, and other similar
Taxes with respect to this Agreement, the Notes and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes; and

     (c) indemnify the Agent and each Lender, and their respective officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them
(whether or not any of them is designated a party thereto) (an "Indemnitee") arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of the proceeds of any of the Loans or any Person's entering into and performing of the Agreement, the Notes, or the other Loan
Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel
(including foreign counsel and allocated costs of in-house counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's own gross negligence or willful misconduct;

     (d) without limiting the indemnities set forth in subsection (c) above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after Borrower's ownership, operation, possession or control of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disbursements of counsel , including allocated costs of in-house counsel, in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Loan Document or any related documents (but excluding those incurred, suffered or sustained by any Indemnitee as a result of any action taken by or on behalf of the Lenders with respect to any Subsidiary of the Borrower (or the assets thereof) owned or controlled by the Lenders.

If and to the extent that the obligations of the Borrower under this Section 10.4 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obli gations which is permissible under applicable law.

     Section 10.5.  Benefit of Agreement.

     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

     (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

     (c) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement
(including all or a portion of any of its Commitments and the Loans at the time owing to it and the Notes held by
it) to any Eligible Assignee; provided, however, that (i) the Agent and the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed, and provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing) unless such assignment is to an Affiliate of the assigning Lender,
(ii) the amount of the Commitments, in the case of assignment of the Commitments, or Loans, in the case of assignment of Loans, of the assigning Lender subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Agent), shall not be less than $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a Note or Notes subject to such assignment and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $3,000. The Borrower shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement.
Notwithstanding the foregoing, the assigning Lender must retain after the consummation of such Assignment and Acceptance, a minimum aggregate amount of Commitments or Loans, as the case may be, of $10,000,000; provided, however, no such minimum amount shall be required with respect to any such assignment made at any time there exists an Event of Default hereunder. Within five (5)
Business Days after receipt of the notice and the Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitments or Loans assumed by it pursuant to such Assignment and Acceptance and new
Note or Notes to the assigning Lender in the amount of its retained Commitment or Commitments or amount of its retained Loans. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the date of the surrendered Note or Notes which they replace, and shall otherwise be in substantially the form attached hereto.

     (d) Each Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments in the Loans owing to it and the Notes held by it), provided, however, that (i) no Lender may sell a participation in its aggregate
Commitments or Loans (after giving effect to any permitted assignment hereof) in an amount in excess of fifty percent (50%) of such aggregate Commitments or Loans, and the selling Lender must retain after the sale of such participation a minimum aggregate amount of Commitments or Loans, as the case may be, of $10,000,000, provided, however, sales of participations to an Affiliate of such Lender shall not be included in such calculation; provided, however, no such maximum amount shall be applicable to any such participation sold at any time there exists an Event of Default hereunder, (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the per formance of such obligations, and (iv) the participating bank or other entity shall not be entitled to the benefit
(except through its selling Lender) of the cost protection provisions contained in Article 3 of this Agreement, and (v) the Borrower and the Agent and other
Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan
Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement. Any Lender selling a participation hereunder shall provide prompt written notice to the Borrower of the name of such participant.

     (e) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or the Subsidiaries furnished to such Lender by or on behalf of the Borrower or any Subsidiary. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors or counsel to whom it is necessary to show such information, each of whom shall be informed of the confidential nature of the information and shall agree to use the information and to hold the information as confidential all in the same manner described above, (ii) in any statement or testimony pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over such entity, or as otherwise required by law
(provided prior notice is given to the Borrower and the Agent unless otherwise prohibited by the subpoena, order or law), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction.
The proposed participant or assignee shall further agree to return all documents or other written material and copies thereof received from any Lender, the Agent or the Borrower relating to such confidential information unless otherwise properly disposed of by such entity.

     (f) Any Lender may at any time assign all or any portion of its rights in this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

     Section 10.6.  Governing Law; Submission to
Jurisdiction, Etc.

     (a)  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS
OF THE PARTIES HEREUNDER AND UNDER THE NOTES SHALL BE
CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW
(WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES
THEREOF) OF THE STATE OF NEW YORK.

     (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO
THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT MAY
BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE
SOUTHERN DISTRICT OF NEW YORK, OR ANY NEW YORK COURT
SITTING IN NEW YORK COUNTY, AND, BY EXECUTION AND
DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS
FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND
UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID
COURTS.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE
TRIAL BY JURY, AND THE BORROWER HEREBY IRREVOCABLY WAIVES
ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY
OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS
OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER
HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN
SUCH RESPECTIVE JURISDICTIONS.

     (c)  THE BORROWER IRREVOCABLY CONSENTS TO THE
SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN
ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES
THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID,
TO THE BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BE
COME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

     (d) Nothing herein shall affect the right of the Agent, any Lender, any holder of a Note or any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

     (e) Any controversy or disagreement regarding any of the Loan Documents may be settled by arbitration if unanimously agreed upon by the Borrower, the Agent and each Lender (with it being understood that each of such parties shall be entitled to make such a decision in its sole and absolute discretion). Notwithstanding anything to the contrary contained in this Agreement, in no event shall arbitration be a condition precedent to any right of legal action or right of equity. Any such arbitration
(if selected by the Borrower, the Agent, and the Lenders) shall be conducted in a manner which is acceptable to all of such parties.

     Section 10.7.  Independent Nature of the Lenders'
Rights. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement and its Notes, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     Section 10.8.  Counterparts.  This Agreement may be
executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     Section 10.9.  Effectiveness; Survival.

     (a) This Agreement shall become effective on the date (the "Effective Date") on which all of the parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent or, in the case of the Lenders, shall have given to the Agent written or telecopy notice (actually received) that the same has been signed and mailed to them.

     (b)  The obligations of the Borrower under Sections
3.12(b), 3.15, 3.16, 3.20, and 10.4 hereof shall survive
after the payment in full of the Notes after the final
Maturity Date. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Loan Documents, and such other agreements and documents, the making of the Loans hereunder, and the execution and delivery of the Notes.

     Section 10.10. Severability. In case any provision in or obligation under this Agreement or the other Loan
Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     Section 10.11. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     Section 10.12. Change in Accounting Principles, Fiscal Year or Tax Laws. If (i) any change in the preparation of the financial statements referred to in Section 5.1 or 6.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) (other than changes mandated by FASB 106) results in a material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (ii) there is any change in the Borrower's fiscal quarter or fiscal year, or (iii) there is a material change in federal tax laws which materially affects the Borrower's or any of the Subsidiaries' ability to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Required Lenders agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating Borrower's or any of the Subsidiaries' financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

     Section 10.13. Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Loan Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

     Section 10.14. Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

     Section 10.15. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and the Borrower and the Lenders agree that, should any provision of this Agreement or of the Notes, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to the Lenders by the Borrower under this Agreement.

     Section 10.16. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that the Borrower, the Agent, the Lenders and their respective agents have participated in the preparation hereof.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Address:                              GOLD KIST INC.
244 Perimeter Center Parkway, N.E.
Atlanta, GA  30346
Telecopy No.:  404/393-5421          By:
Attention:  Mr. Stephen O. West      Name:
                                     Title:


                                     Attest:
                                     Name:
                                     Title:

                                        [CORPORATE SEAL]




Address:                      COOPERATIEVE
                              CENTRALE RAIFFEISEN-
                              BOERENLEENBANK B.A.,
                              "Rabobank Nederland",
245 Park Avenue               NEW YORK
New York, NY 10167-0062       BRANCH, individually and as
Telecopy No.: 212-916-7930              Agent
Attention:  Corporate Securities
          Dept.
                              By:
                              Name:
                              Title:

                              By:
                              Name:
                              Title:

REVOLVING CREDIT COMMITMENT        $125,000,000        100%

364-DAY LINE OF CREDIT COMMITMENT  $125,000,000        100%

TERM LOAN COMMITMENT               $250,000,000        100%


PAYMENT OFFICE:
245 Park Avenue
New York, NY 10167-0062


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